EXHIBIT 4.1(a)

TERM LOAN AGREEMENT

by and among

EMCOR GROUP, INC.

and

BANK OF MONTREAL,
as Administrative Agent

and

the Lenders
which are or become parties hereto

Dated as of September 19, 2007

BMO CAPITAL MARKETS, AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

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-ii-

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EXHIBIT A – Term Note
EXHIBIT B – Form of Opinion of Counsel
EXHIBIT C – Compliance Certificate
EXHIBIT D – Assignment and Acceptance
EXHIBIT E – Notice of Borrowing
EXHIBIT F – Notice of Continuation/Conversion
EXHIBIT G – Commitment Amount Increase
SCHEDULE I – Compliance Calculations
SCHEDULE 1.1 – Commitments
SCHEDULE 4.2 – The Guarantors
SCHEDULE 5.2 –Subsidiaries
SCHEDULE 5.9 – Litigation
SCHEDULE 7.10 – Indebtedness
SCHEDULE 7.11 – Liens
SCHEDULE 7.12 – Investments, Loans, Advances and Guarantees

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EMCOR GROUP, INC.

TERM LOAN AGREEMENT

          This Term Loan Agreement is entered into as of September 19, 2007, by and among EMCOR GROUP, INC., a Delaware corporation (the “Borrower”), the several financial institutions from time to time party to this Agreement, as Lenders, and BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

          The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	THE CREDIT FACILITIES.

          Section 1.1. Term Loan Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Term Loan” and collectively for all the Lenders the “Term Loans”) in U.S. Dollars to the Borrower in the amount of such Lender’s Commitment. The Term Loans shall be advanced in a single Borrowing on the Closing Date and shall be made ratably by the Lenders in proportion to their respective Percentages, at which time the Commitments shall expire. As provided in Section 1.3(a) hereof, the Borrower may elect that the Term Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount repaid or prepaid on any Term Loan may be borrowed again.

          Section 1.2. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans continued or converted shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $500,000. Without the Administrative Agent’s consent, there shall not be more than Eight (8) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

          Section 1.3. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. Subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.2 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base

Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit F (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the continuation or conversion of a Borrowing shall specify the date of the requested continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be continued or converted, the type of Term Loans to comprise such continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders, no Borrowing of Eurodollar Loans shall be continued or created by conversion if any Default or Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

          (b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.3(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

          (c) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.3(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.3(a) and such Borrowing is not repaid, such Borrowing shall automatically be converted into an equal Borrowing of Base Rate Loans.

          (d) Disbursement of Loans. On the Closing Date, each Lender shall make available its Percentage of the Term Loan in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of the Term Loan available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.

          (e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of the Term Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Term Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Term Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 2.2 hereof so that the Borrower will have no liability under such Section with respect to such payment.

          Section 1.4. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the relevant Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(a) for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect; and

          (b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect.

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

          Section 1.5. Maturity of Loans. The Borrower shall make principal payments on the Term Loans in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending March 31, 2008, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

COLUMN A	COLUMN B

PAYMENT DATE	SCHEDULED PRINCIPAL PAYMENT ON TERM LOANS
03/31/08	$750,000
06/30/08	$750,000
09/30/08	$750,000
12/31/08	$750,000
03/31/09	$750,000
06/30/09	$750,000
09/30/09	$750,000
12/31/09	$750,000
03/31/10	$750,000
06/30/10	$750,000
09/30/10	$750,000

, it being agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loans shall be due and payable on October 17, 2010, the final maturity thereof (the “Maturity Date”). Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Percentages.

          Section 1.6. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

          (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

          (d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the form of Exhibit A (a “Term Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Term Note payable to such Lender or its registered assigns in the amount of such Lender’s Commitment. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.17) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 11.17, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

          Section 1.7. Increase in Commitments. The Borrower may, on any Business Day prior to the Maturity Date, increase the aggregate outstanding principal amount of the Term Loans by delivering a Commitment Amount Increase Request substantially in the form attached hereto as Exhibit G or in such other form reasonably acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying any additional Lender(s) (or additional Term Loans for existing Lender(s)) and the amount of its Term Loans (or additional amount of its Term Loans); provided, however, that (i) any increase shall be in an amount not less than $25,000,000 and in the aggregate for all such increases not greater than $150,000,000, (ii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Amount Increase, (iii) all representations and warranties contained in Section 5 hereof shall be true and correct in all material respects at the time of such request (except to the extent such representation or warranty is expressly limited to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such date) and on the effective date of such Commitment Amount Increase, (iv) prior to approaching new lenders, the Borrower shall offer to Lenders the option to increase their respective outstanding Term Loans, (v) after giving effect to the increase in outstanding Term Loans, the Borrower is in compliance with Sections 7.6, 7.7 and 7.8 hereof, on a pro forma basis, and (vi) the Administrative Agent shall consent in writing (which consent shall not be unreasonably withheld or delayed) to any increase pursuant to this Section 1.6. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Loans in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its applicable Percentage of Loans. It shall be a condition to such effectiveness that if any Eurodollar Loans are outstanding on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 2.2 hereof. The Borrower agrees to pay the reasonable out-of-pocket expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to advance additional Term Loans, and each Lender may at its option, unconditionally and without cause, decline to advance additional Term Loans. Any additional Term Loan advanced under this Section 1.7 shall be “Term Loans” for all purposes of this Agreement.

SECTION 2.	INTEREST.

          Section 2.1. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

          “Base Rate” means for any day the greater of: (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (y) 1/2 of 1%.

          (b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

          “Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

LIBOR
Adjusted LIBOR	=
1 - Eurodollar Reserve Percentage

          “Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

          “LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

          “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

          “LIBOR01 Page” means the display designated as “Reuters Screen LIBOR01 Page” (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

          (c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

          Section 2.2. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(i) any payment or prepayment of a Eurodollar Loan on a date other than the last day of its Interest Period for any reason,

          (ii) any failure (because of a failure to meet the conditions of Borrowing or otherwise) by the Borrower to borrow or refund a Eurodollar Loan on the date specified in a notice given pursuant to this Agreement,

(iii) any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(iv) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed prima facie correct.

          Section 2.3. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain Loans in Eurodollar Loans, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall terminate until it is no longer unlawful for such Lender to make or maintain such Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Loans from such Lender by means of Base Rate Loans which Loans shall not be made ratably by the Lenders but only from such affected Lender.

          Section 2.4. Unavailability. If prior to the commencement of any Interest Period for any Borrowing of Eurodollar Loans:

          (a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the eurocurrency interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

          (b) the Required Lenders notify the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans has become impracticable, then and in any such event the Administrative Agent shall not less than two days prior to the commencement of such Interest Period, give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

          Section 2.5. Increased Cost and Reduced Return. If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) shall subject any Lender (or its applicable lending office) to any tax, duty or other charge with respect to any of its Eurodollar Loans, its Term Notes, or its obligation to make Loans, or shall change the basis of taxation of payments to any Lender (or its applicable lending office) of the principal of or interest on any of its Eurodollar Loans, or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or applicable lending office is located); or

          (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) or shall impose on any Lender (or its lending office) or on the interbank market any other condition affecting its Loans, its Term Notes or any of its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its lending office) of making or maintaining any Term Loan, or to reduce the amount of any sum received or receivable by such Lender (or its applicable lending office) under this Agreement or under its Term Notes with respect thereto, by an amount in each case deemed by such Lender, in its reasonable judgment, to be material, then, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

          Each Lender that determines to seek compensation under this Section 2.5 shall notify the Borrower and the Administrative Agent of the circumstances that entitle the Lender to such compensation pursuant to this Section 2.5 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 2.5 and setting forth the additional amount or amounts to be paid to it hereunder shall be deemed prima facie correct. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

          Section 2.6. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof

(each a “Lending Office”) for each type of Term Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a notice to the Borrower and the Administrative Agent (but such funds shall in any event be made available to the Borrower at the office of the Administrative Agent as herein provided for), provided that the Borrower shall not be required to reimburse any Lender under any of the provisions of this Section 2 for any cost which such Lender would not have incurred but for changing its lending or funding branch unless the Borrower consented in writing to such change.

          Section 2.7. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Term Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations under this Agreement shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the relevant market having a maturity corresponding to such Eurodollar Loan’s Interest Period and bearing an interest rate equal to Adjusted LIBOR for the currency in question for such Interest Period.

          Section 2.8. Capital Adequacy. If any Lender shall determine that any applicable law, rule or regulation regarding capital adequacy instituted after the date hereof, or any change in the interpretation or administration of any applicable law, rule or regulation regarding capital adequacy by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder or credit extended by it hereunder to a level below that which such Lender could have achieved but for such law, rule, regulation, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time as specified by such Lender the Borrower shall pay on demand such additional amount or amounts as will compensate such Lender for such reduction. A certificate of any Lender claiming compensation under this Section 2.8 and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be prima facie evidence thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

          Section 2.9. Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 2.5 or 11.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 2.3 hereof, (c) any Lender is in default in any material respect with respect to its obligations under the Loan Documents, or (d) a Lender fails to consent to an amendment or waiver requested under Section 11.4 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and other amounts at any time owing to it hereunder and the other Loan

Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 2.2 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 11.17 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

SECTION 3.	FEES, PAYMENTS, REDUCTIONS AND NOTATIONS.

          Section 3.1. Fees. The Borrower shall pay to the Administrative Agent, for itself and the benefit of the Lenders, the fees as set forth in that certain fee letter dated August 15, 2007, between the Borrower and the Administrative Agent.

          Section 3.2. Voluntary Prepayments. The Borrower shall have the privilege of prepaying without premium or penalty (except as set forth in Section 2.2 above) and in whole or in part (but, if in part, then: (i) in an amount not less than $1,000,000, or such lesser amount as may then be outstanding, and (ii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.2 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 2.2 hereof.

          Section 3.3. Mandatory Prepayments. (a) Asset Dispositions. (i) Subject to the terms of the Intercreditor Agreement, if the Borrower or any Restricted Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $5,000,000 individually or on a cumulative basis in any fiscal year of the Borrower, to the extent the aggregate amount of all such Net Cash Proceeds received by the Borrower and the Restricted Subsidiaries during the period from and including the date hereof to and including the date of such Disposition or Event of Loss exceed 10% of the book value of assets of the Borrower and the Restricted Subsidiaries as of such date, then (x) the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (y) such Net Cash Proceeds shall be paid over to the Administrative Agent promptly upon receipt by the Borrower or such Restricted Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss for application as set forth herein. Subject to the terms of the Intercreditor Agreement, immediately upon receipt by the Borrower or such Restricted Subsidiary of such Net Cash Proceeds, the Administrative Agent shall apply such Net Cash Proceeds to the payment of all Obligations; provided that in the case of each Disposition and Event of Loss so long as no Default or Event of Default shall have occurred and is then continuing, if the Borrower states in its notice of such event that the applicable Borrower or the applicable Subsidiary intends to reinvest, within 180 days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition or Event of Loss, then the Administrative Agent shall deposit such Net Cash Proceeds in an account held by the Administrative Agent or one or more of its Affiliates and the Commitments shall not so terminate under this Section to the extent such Net Cash Proceeds are actually reinvested in such similar assets within such 180-day period. Concurrently with any such reinvestment, the Administrative Agent shall return the amount of such Net Cash Proceeds to be reinvested to the Borrower. Subject to the terms of the Intercreditor Agreement, promptly after the end of such 180-day period, in the event that the applicable Borrower or Restricted Subsidiary has not reinvested any of such Net Cash Proceeds in such similar assets, the Commitments shall immediately terminate in an amount equal to 100% of such Net Cash Proceeds and the Administrative Agent shall promptly apply such Net Cash Proceeds to the payment of all Obligations, until paid in full, and release the balance thereof to the Borrower.

          (b) Equity Issuances. If after the Closing Date the Borrower or any Subsidiary shall issue new equity securities (whether common preferred stock, or convertible debt permitted by Section 7.10(p) hereof or otherwise), other than equity securities issued in connection with the exercise of employee stock options and capital stock of the Borrower issued to the seller of an Acquired Business in connection with an Acquisition permitted hereby, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied to the outstanding Term Loans until paid in full. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 7.15 (Maintenance of Subsidiaries) or Section 8.1(j) (Change in Control) hereof or any other terms of the Loan Documents.

          (c) Debt Issuances. If after the Closing Date the Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by 7.10 hereof (other than Indebtedness for Borrowed Money permitted by Section 7.10(p)), the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied to the outstanding Term Loans until paid in full. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 7.10 hereof or any other terms of the Loan Documents.

          Section 3.4. Place and Application. All payments of principal, interest and fees shall be made to the Administrative Agent at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Administrative Agent may specify) in immediately available and freely transferable funds at the place of payment by no later than 12:00 Noon Central Time on the due date thereof. Any payments received by the Administrative Agent after such time shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment. All such payments shall be made without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or political subdivision or taxing authority thereof. Except as herein provided, all payments shall be received for the ratable account of the Lenders and shall be distributed by the Administrative Agent to the Lenders in accordance with their Percentages on the date the Administrative Agent receives payment, or if the Administrative Agent receives payment later than 12:00 Noon Central Time, then no later than the next Business Day. Unless the Borrower otherwise requests, each prepayment shall be first applied to the Borrower’s Base Rate Loans and then to its Eurodollar Loans in the order in which their Interest Periods expire. Each partial prepayment pursuant to Section 3.2 or Section 3.3 shall be applied to the remaining amortization payments in the reverse order of maturity. Any prepayment of Eurodollar Loans shall be accompanied by any amount due the Lenders under Section 2.2 hereof but acceptance of any such prepayment without such a payment being made shall not preclude a later demand by the Lenders for such payment.

          Anything contained herein to the contrary notwithstanding, but subject to the Intercreditor Agreement, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after the occurrence of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

          (a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral or by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay under Section 11.5 hereof (such funds to be retained by the Administrative Agent for its own account unless the Administrative Agent has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

          (b) second, to the payment of any outstanding interest or other fees or amounts due under the Term Notes and the other Loan Documents, in each case other than for principal, ratably as among the Administrative Agent and the Lenders in accord with the amount of such interest and other fees or amounts owing each;

          (c) third, to the payment of the principal of the Term Notes, and Hedging Liability, and, in the case of Hedging Liability, their Affiliates, to be allocated pro rata in accordance with the then aggregate unpaid amounts owing to each holder thereof;

          (d) fourth, to the Administrative Agent and the Lenders ratably in accordance with the amounts of any other indebtedness, obligations or liabilities of the Borrower owing to each of them and secured by the Collateral Documents unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied; and

        (e) fifth, to the Borrower or whoever else may be lawfully entitled thereto.

          Section 3.5. Notations and Requests. All Borrowings made against the Term Notes and the rates of interest applicable thereto, the maturity thereof, shall be recorded by the Lenders on their books or, at their option in any instance, endorsed on the reverse side of the Term Notes and the unpaid principal balances and status, rates and currencies so recorded or endorsed by the Lenders shall be prima facie evidence in any court or other proceeding brought to enforce the Term Notes of the principal amount remaining unpaid thereon, the interest rates applicable thereto and the maturity thereof. Prior to any negotiation of any Term Note, the Lender holding such Term Note shall endorse thereon the outstanding amount of Borrowings evidenced thereby, the currencies in which the same are payable, the rates of interest applicable thereto and the maturities thereof.

SECTION 4.	THE COLLATERAL AND THE GUARANTEES.

          Section 4.1. The Collateral. Subject to the Intercreditor Agreement, the Obligations and Hedging Liability shall be secured by valid and perfected first Liens on all inventory, accounts receivable, equipment and other personal property (as further described in the Collateral Documents) of the Borrower and the Guarantors, and, subject to the provisions of this Section 4.1, all capital stock of all Guarantors, together with all instruments, securities, chattel paper and intangibles of the Borrower and the Guarantors and all proceeds of the foregoing; provided however that unless and until the Required Lenders otherwise elect (i) the Borrower and the Guarantors shall not be required to note the Administrative Agent’s Lien on any certificate of title issued for a vehicle or to perfect a Lien on fixtures and (ii) no Guarantor, the fair market value of whose assets aggregate less than $1,000,000, shall be required to grant Liens on its assets to the Administrative Agent, further provided that (i) Liens on (a) any contract (or modification thereof) (a “Contract”) to which any Guarantor is a party (“Contractor”), the performance of which is guaranteed by any bond, undertaking, instrument of guarantee or any continuation, extension, alteration, renewal or substitution thereof, executed by any bonding company of a Contractor; (b) any subcontract or purchase order and against any legal entity and its bonding company which has contracted with a Contractor to furnish labor, materials, equipment, and supplies in connection with any Contract; (c) monies, Contract balances, due or to become due any Contractor on any Contract, including all monies earned or unearned which are unpaid at the time of notification by a bonding company to the obligee of the bonding company’s rights under any agreement of indemnity with a Contractor; (d) any actions, causes of action, claims or demands whatsoever which a Contractor may have or acquire against any party to a Contract or arising out of or in connection with any Contract, including but not limited to those against obligees and design professionals any bonding company or binding companies of any obligee; (e) any and all rights, title, interest in, or use of any patent, copyright or trade secret which is or may be necessary for the completion of any bonded work; (f) all monies due or to become due to a Contractor on any policy of insurance relating to any claims arising out of the performance of any Contract or to premium refunds, including, but not limited to, builders risk, fire, employee dishonesty or workers’ compensation policies; (g) all supplies, tools, plants, material, inventory, and equipment (whether completely manufactured or not), wherever located, which have been or hereafter may be purchased, used, or acquired for use, entirely or partly, in connection with or to be incorporated into the matter that is the subject of any Contract; and (h) all amounts that may be owing from time to time by a bonding company to a Contractor or any Guarantor in any capacity including, without limitation, any balance or share belonging to such Contractor or Guarantor or any deposit or other account with a bonding company, may be subject to prior Liens in favor of bonding companies to secure obligations in connection with such payment and performance bonds; (ii) no Lien need be granted on any asset subject to a lien permitted by Section 7.11(e), (i), (l) (as to Liens on fixed assets only) or (m) (iii) no Lien need be granted on the capital stock of an Unrestricted Subsidiary or on the capital stock or assets of Foreign Subsidiaries, (iv) no Liens need be granted on real property unless and until the Required Lenders so require, (v) Liens granted may be subject and subordinate to Liens permitted by clauses (a), (b), (c), (e), (f), (g), (h), (j), (k), (n), (o) and (q) of Section 7.11 hereof, (vi) Liens need not be perfected by possession or control (but may be perfected by the filing of a financing statement) on notes receivable having a fair value of less than $1,000,000 in any instance and $5,000,000 in the aggregate or on bonds or notes pledged to the City of New York in lieu of retainage, (vii) Liens need not be perfected by possession or control (but may be perfected by the filing of a financing statement) on equity securities (other than capital stock of Restricted Subsidiaries to the extent required hereby) having a fair value of less than $1,000,000 in any instance and $5,000,000 in the aggregate and (viii) no lien need be granted on any contract, license, permit or franchise, that validly prohibits the creation, attachment, or perfection of a security interest in favor of the Administrative Agent in such contract, license, permit or franchise (or in any rights or property obtained by such Person under such contract, license, permit or franchise), (ix) no lien need be granted on any rights or property to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein, and (x) no lien need be granted on any rights or property to the extent that such rights or property secure purchase money financing therefor permitted by this Term Loan Agreement and the agreements providing such purchase money financing prohibit the creation of a further security interest therein. The Borrower agrees that it will, and will cause the Guarantors to, from time to time at the request of the Administrative Agent or the Required Lenders execute and deliver such documents, security agreements, assignments, pledges, hypothecs or charges and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect such Liens on the Collateral. The portion of the capital stock of each U.K. Subsidiary and Canadian Subsidiary owned by a U.S. Corporation and constituting Collateral in excess of 65% of the total issued and outstanding capital stock of such Subsidiary shall be referred to herein as “Excess Stock Collateral”). In no event shall the Excess Stock Collateral secure the indebtedness, liabilities and obligations of the Borrower or the U.S. Subsidiaries hereunder or under the other Loan Documents. Notwithstanding the foregoing, no Lien need be granted on the capital stock of a captive insurance company or captive surety company if the granting of such Lien would violate applicable law or require the consent of any applicable regulatory body.

          Section 4.2. The Guarantees. The Obligations and Hedging Liability of the Borrower shall be fully guaranteed by the Guarantors. Subject to 4.1, the Required Lenders may from time to time require any Restricted Subsidiary which is a U.S. Subsidiary (other than Restricted Subsidiaries which are not Wholly-Owned Subsidiaries and any captive insurance company or captive surety company which is a Restricted Subsidiary) to provide a Guarantee and Liens on its assets in which event the Borrower shall within 30 days of request cause such Restricted Subsidiary to execute and deliver a Guarantee to the Administrative Agent together with such supporting resolutions, opinions and other showings as the Administrative Agent may reasonably require.

SECTION 5.	REPRESENTATIONS AND WARRANTIES.

          The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

          Section 5.1. Organization and Qualification. The Borrower is duly organized, validly existing and in good standing as a corporation, under the laws of Delaware has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

          Section 5.2. Subsidiaries. Except as set forth in the Side Letter (as hereinafter defined), each Restricted Subsidiary is duly organized, validly existing and in good standing (or their equivalents under applicable local law) under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect. As of the date hereof, Schedule 5.2 hereto identifies each Restricted Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Restricted Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding and the Borrower will notify the Administrative Agent of any material changes in such information. All of the outstanding shares of capital stock and other equity interests of each such Subsidiary are validly issued and outstanding and fully paid and nonassessable (except for the provisions of Section 630 of the Business Corporation Law of the State of New York, as to New York Corporations) and as of the date hereof all such shares and other equity interests indicated on Schedule 5.2 as owned by the Borrower or a Restricted Subsidiary are as of the date hereof owned, beneficially and of record, by the Borrower or such Restricted Subsidiary free and clear of all Liens not permitted hereby. There are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Restricted Subsidiary except in favor of the Borrower or a Restricted Subsidiary.

          Section 5.3. Corporate Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for, to issue the Term Notes in evidence thereof, to grant to the Administrative Agent the Liens provided for in the Collateral Documents being executed by it, and to perform all of its obligations hereunder and under the other Loan Documents to which it is a party. Each Guarantor has full right and authority to enter into the Loan Documents to which it is a party, to grant to the Administrative Agent the Liens provided for in the Collateral Documents executed by it and to perform all of its obligations under such Loan Documents. The Loan Documents have been duly authorized, executed and delivered by the Borrower and Guarantors and constitute valid and binding obligations of the Borrower and Guarantors enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the charter, articles of incorporation or organization or by-laws of the Borrower or any Guarantor or any covenant, indenture or agreement of the Borrower or the Guarantors or affecting any of their Properties, or result in the creation or imposition of any Lien on any Property of the Borrower or the Guarantors.

          Section 5.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Term Loans and other extensions of credit made available hereunder solely for their general corporate purposes (including ordinary course of business refunding of indebtedness and acquisitions and investments permitted hereunder). Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Term Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

          Section 5.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2006 and the related consolidated statements of operations, cash flows and shareholder’s equity of the Borrower and its subsidiaries for the fiscal year then ended, and accompanying notes thereto, which consolidated financial statements are accompanied by the audit report of Ernst & Young LLP, an independent registered public accounting firm, and the unaudited interim condensed consolidated balance sheet of the Borrower and its subsidiaries as at June 30, 2007 and the related interim condensed consolidated statements of operations, cash flows and shareholder’s equity of the Borrower and its subsidiaries for the six (6) months then ended heretofore furnished to the Lenders, fairly present the consolidated financial condition of the Borrower and its subsidiaries as at said dates and the results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis, but subject, in the case of such interim condensed financial statements and the related notes thereto, to year end audit adjustments which are not expected to be material. Neither the Borrower nor any Restricted Subsidiary has, to the best of its knowledge, contingent liabilities which could reasonably be expected to have a Material Adverse Effect other than as indicated on such financial statements or, as to each reaffirmation of this sentence’s representation and warranty in the future, on the most recent financial statements or the related notes thereto which are to be provided to the Lenders pursuant to Section 7.5 hereof or other than as set forth in that certain Side Letter dated September 19, 2007 from the Borrower to the Administrative Agent (the “Side Letter”).

          Section 5.6. No Material Adverse Change. Since December 31, 2006, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower and its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

          Section 5.7. Full Disclosure. The statements and information furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders through the date hereof in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not, taken as a whole, contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Lenders acknowledging that as to any projections furnished to the Lenders by or on behalf of the Borrower, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

          Section 5.8. Good Title. Except to the extent heretofore disclosed on the Schedules to this Agreement or in the Side Letter, as of the date hereof the Borrower and the Restricted Subsidiaries have good and marketable title to their real property and good and merchantable title to the balance of their assets as reflected on the most recent balance sheets of the Borrower and its Restricted Subsidiaries furnished to the Lenders (except for sales of assets by the Borrower and its Restricted Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.11 hereof.

          Section 5.9. Litigation and Other Controversies. Except as disclosed on Schedule 5.9 hereof or in the Side Letter, there is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Restricted Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Borrower or any Guarantor to perform its obligations under, this Agreement or any other Loan Document or (b) have a Material Adverse Effect.

          Section 5.10. Taxes. All tax returns which, to the best knowledge of the Borrower, are required to be filed by the Borrower or any Restricted Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or any Restricted Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid to the extent due, in each case except where the failure to do so would not cause a Material Adverse Effect. The Borrower does not know of any material proposed additional tax assessment against it or the Restricted Subsidiaries for which adequate provision in accordance with GAAP has not been made in the financial statements of Borrower on a consolidated basis. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Restricted Subsidiary have been made for all open years, and for its current fiscal period.

          Section 5.11. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or the Guarantors of this Agreement or any other Loan Document, other than the stockholders of the Guarantors.

          Section 5.12. Affiliate Transactions. Neither the Borrower nor any Restricted Subsidiary is a party to any contract or agreement with any of its Affiliates (other than contracts and agreements between and among the Borrower and Restricted Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Restricted Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other than any such contract or agreement which could not reasonably be expected to have a Material Adverse Effect.

          Section 5.13. Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          Section 5.14. ERISA. Except to the extent heretofore disclosed in writing to the Lenders, the Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any material liability to the PBGC or a Plan (other than material liabilities arising in the future under a multiemployer plan as defined in Section 4001(c)(3) of ERISA which could not reasonably be expected to have a Material Adverse Effect) under Title IV of ERISA other than a material liability to the PBGC for premiums under Section 4007 of ERISA. As of the date hereof no Borrower nor any Restricted Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA.

          Section 5.15. Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance with the requirements of all federal, governmental (whether national, supra-national or otherwise), state, provincial and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except for such non-compliance with the same which could not reasonably be expected to have any Material Adverse Effect. No Borrower nor any Restricted Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, governmental (whether national, supra-national or otherwise), state, provincial or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

          Section 5.16. Other Agreements. No Borrower nor any Restricted Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Restricted Subsidiary or any of their Properties, which default if uncured could reasonably be expected to have a Material Adverse Effect.

          Section 5.17. No Default. No Default or Event of Default has occurred and is continuing.

          Section 5.18. Solvency. The Borrower is solvent, able to pay its debts as they become due, and has sufficient capital to carry on its business and all businesses in which it is about to engage.

          Section 5.19. Stock Purchase Agreement. The Stock Purchase Agreement is in full force and effect and has not, except as reflected in amendments provided to the Administrative Agent, been amended or modified in any material respect from the version so delivered to the Administrative Agent, and no material condition to the effectiveness thereof or the obligations of the Borrower or the Sellers thereunder has been waived, except to the extent disclosed to the Administrative Agent and the Lenders prior to the date hereof, and the Borrower is not aware of any default thereunder. Except for filing under the Hart-Scott-Rodino Act, no authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by the Borrower or the Sellers of the Stock Purchase Agreement or of any other instrument or document executed and delivered in connection therewith, except for such thereof that have heretofore been obtained and remain in full force and effect.

SECTION 6.	CONDITIONS PRECEDENT.

          The obligation of each Lender to advance the Term Loan shall be subject to the following conditions precedent:

(a) the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrower and the Lenders;

(b) the Administrative Agent shall have received for each Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions hereof;

          (c) the Administrative Agent or the Collateral Agent, as the case may be, shall have received the Collateral Documents duly executed by the Borrower and the Guarantors, together with (i) original stock certificates or other similar instruments or securities representing substantially all of the issued and outstanding shares of capital stock or other equity interests in the Restricted Subsidiaries as of the date hereof, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Restricted Subsidiary executed in blank and undated, (iii) UCC financing statements to be filed against the Borrower and each Subsidiary, as debtor, in favor of the Administrative Agent, as secured party, (iv) patent, trademark, and copyright collateral agreements, to the extent requested by the Administrative Agent, and (v) deposit account, securities account, and commodity account control agreements to the extent requested by the Administrative Agent, in each case to the extent required by Section 4.1 hereof;

(d) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Collateral Agent as mortgagee and loss payee;

          (e) the Administrative Agent shall have received for each Lender copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

          (f) the Administrative Agent shall have received for each Lender copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

          (g) the Administrative Agent shall have received for each Lender copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state or other applicable governmental office of its incorporation or organization;

(h) the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(i) the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 3.1 hereof;

          (j) each Lender shall have received such evaluations and certifications as it may reasonably require (including a compliance certificate in the form attached hereto as Exhibit C containing compliance calculations of the financial covenants as of June 30, 2007) in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and the Guarantors, and the lack of material contingent liabilities of the Borrower and the Guarantors;

          (k) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower, each Guarantor and the Target and its Subsidiaries evidencing the absence of Liens on its Property except as permitted by Section 7.11 hereof and searches (in form and substance satisfactory to the Administrative Agent) conducted at all relevant registries affecting the Borrower, the Guarantors or their respective Property and all registrations reasonably required by the

Administrative Agent in respect of the Liens created under the Collateral Documents shall have been completed;

          (l) the Administrative Agent shall have received a fully executed amendment to the Revolving Credit Agreement in form and substance satisfactory to the Administrative Agent including, but not limited to, permitting the FR Acquisition and the Borrower’s execution and delivery of this Agreement;

          (m) the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance satisfactory to the Administrative Agent; and

(n) the Administrative Agent shall have received a certified copy of the Stock Purchase Agreement;

          (o) the FR Acquisition shall close concurrently with or prior to the initial Credit Utilization on the terms set forth in the Stock Purchase Agreement and without waiver by the Borrower of any material conditions to closing set forth therein;

          (p) on the Closing Date, both before and after giving effect to the FR Acquisition, no injunction or temporary restraining order which would prohibit or seek to unwind the FR Acquisition or any component thereof, or would prohibit the making of the Loans, or other litigation which could be reasonably expected to have a Material Adverse Effect, shall be pending or, to the knowledge of the Borrower, threatened;

          (q) all legal, tax and regulatory matters relating to the Borrower, the Guarantors, the Target and its Subsidiaries and the transactions contemplated by the Loan Documents shall be reasonably satisfactory to the Administrative Agent and the Lenders;

          (r) the Administrative Agent shall have received pay-off and lien release letters from secured creditors of the Target and its Subsidiaries holding secured Indebtedness for Borrowed Money not permitted hereby, setting forth, among other things, the total amount of indebtedness outstanding and owing to them and containing an undertaking to cause to be delivered to the Administrative Agent (or authorizing the Administrative Agent to file) UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Target and its Subsidiaries), which pay-off and lien release letters shall be in form and substance reasonably acceptable to the Administrative Agent;

(s) the Administrative Agent shall have received the fully executed Intercreditor Agreement;

          (t) the Administrative Agent shall have received (i) for the Target and its Subsidiaries historical financial audits for each of the Target’s three most recently completed fiscal years, including an unqualified opinion of UHY LLP, independent public accountants, and unaudited quarterly financial statements for each fiscal quarter ended during such three fiscal years and (ii) a pro forma balance sheet of the Borrower and its Subsidiaries dated as of the Closing Date after giving effect to the FR Acquisition and the initial Credit Utilization;

          (u) the Administrative Agent shall have received a Compliance Certificate confirming that (i) pro forma EBITDA for the twelve month period ended June 30, 2007 is at least $200,000,000, and (ii) the Leverage Ratio for the most recent twelve (12) calendar month period ended prior to the Closing Date is less than 1.25 to 1.0, respectively, each calculated as if the indebtedness incurred on the Closing Date were incurred on the first day of such 12-month period and on a pro forma basis giving effect to the FR Acquisition;

(v) Since December 31, 2006, (i) no Material Adverse Effect shall have occurred and (ii) no Company Material Adverse Effect (as defined in the Stock Purchase Agreement) shall have occurred;

          (w) the Administrative Agent shall have received a certificate of an authorized officer of the Borrower to the effect that, after giving effect to the FR Acquisition and the initial Credit Utilization hereunder, the Borrower is solvent, able to pay its debts as they become due, and has sufficient capital to carry on its business and all businesses in which it is about to engage;

          (x) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date (in which case such representation and/or warranty shall be true and correct as of such earlier date);

          (y) the Borrower and the Guarantors shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Utilization;

          (z) such Credit Utilization shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect (the Lenders acknowledging that as of the date hereof they know of none of such other than the restrictions of Regulation U);

(aa) the Administrative Agent shall have received a duly executed Notice of Borrowing in the form attached hereto as Exhibit E together with disbursement instructions; and

          (bb) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 7.	COVENANTS.

          The Borrower agrees that, so long as any credit is available to or in use by or any amount is owing by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Lenders:

          Section 7.1. Maintenance of Business. The Borrower will, and will cause each Restricted Subsidiary to, preserve and keep in force and effect its corporate existence and all leases, licenses and permits necessary to the proper conduct of its and their respective businesses except with respect to any Restricted Subsidiary to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not preclude the termination or discontinuance of any of such in connection with a sale or other disposition of substantially all of the assets of the Restricted Subsidiary in question or the merger or dissolution of same in each instance to the extent permitted by Section 7.14 hereof.

          Section 7.2. Maintenance of Property. The Borrower will maintain, preserve and keep its material plant, Properties and equipment used in the conduct of its businesses in good repair, working order and condition (ordinary wear and tear excepted), will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the overall efficiency thereof shall be preserved and maintained in all material respects, and will cause each Restricted Subsidiary so to do in respect of its material plant, Properties and equipment.

          Section 7.3. Taxes and Assessments. The Borrower will duly pay and discharge, and will cause each Restricted Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against the Borrower or any Restricted Subsidiary or against their respective Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

          Section 7.4. Insurance. The Borrower will insure and keep insured, and will cause each Restricted Subsidiary to insure and keep insured, with insurance companies reasonably believed by them to be good and responsible, all insurable Property owned by them which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties, and the Borrower will insure, and cause each Restricted Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with insurance companies reasonably believed by them to be good and responsible as and to the extent usually insured by Persons similarly situated and conducting similar businesses, it being agreed that the foregoing shall not preclude the Borrower and the Restricted Subsidiaries from directly or indirectly self insuring risks as and to the extent prudent and customary for companies similarly situated. The Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. The Borrower will upon request of the Administrative Agent furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 7.4.

          Section 7.5. Financial Reports and Rights of Inspection. The Borrower shall, and shall cause each Restricted Subsidiary to, maintain a system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and its Restricted Subsidiaries as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Lenders:

          (a) as soon as available, and in any event within forty-five (45) days after the close of each quarterly accounting period of the Borrower a copy of the condensed consolidated and consolidating balance sheet of the Borrower and its subsidiaries as of the last day of such period and the condensed consolidated (and consolidating in the case of the statement of operations only) statements of operations for such period and for the fiscal year to date and statements of cash flows and shareholder’s equity of the Borrower and its subsidiaries for the fiscal year to date, each in reasonable detail and showing in comparative form the figures for the corresponding date and period in the previous fiscal year, in the case of the condensed consolidated financial statements only, prepared by the Borrower in accordance with GAAP (subject to year end audit adjustments which are not expected to be material and to the absence of footnotes); provided, however, that (i) consolidated financial statements need not be submitted for the last quarterly accounting period in each fiscal year and (ii) the consolidating balance sheet and consolidating statement of operations called for by this Section 7.5(a) for the last quarterly accounting period in each fiscal year may be submitted concurrently with the submittal of the audited financial statements for such fiscal year called for by Section 7.5(b) hereof;

          (b) as soon as available, and in any event within ninety (90) days after the close of each annual accounting period of the Borrower, a copy of the consolidated balance sheet of the Borrower and its subsidiaries as of the last day of the period then ended and the consolidated statements of operations, cash flows and shareholder’s equity of the Borrower and its subsidiaries for the period then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion, in accordance with generally accepted auditing standards, of Ernst & Young LLP or another independent registered public accounting firm of national standing, selected by the Borrower and reasonably satisfactory to the Required Lenders;

          (c) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of existence thereof;

          (d) as soon as available, and in any event within forty-five (45) days after the close of each quarterly accounting period of the Borrower, an accounts receivable and accounts payable aging, together with a backlog or work-in-progress report and claims report (detailing individual claims for which the amount recorded on books of the Borrower is in excess of $5,000,000), each in reasonable detail prepared by the Borrower;

          (e) promptly after receipt of final copies thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Restricted Subsidiary’s operations and financial affairs given to it by its independent public accountants;

          (f) as soon as available, and in any event within ninety (90) days following the end of each fiscal year of the Borrower, a copy of the Borrower’s consolidated and consolidating operating budget for the following fiscal year, such operating budget to show the Borrower’s projected consolidated and consolidating revenues, expenses and net income and to be in reasonable detail prepared by the Borrower and in form reasonably satisfactory to the Administrative Agent; and

          (g) promptly after knowledge thereof shall have come to the attention of the chief executive or chief financial officer of the Borrower, written notice of (i) any pending litigation or governmental proceeding or labor controversy against the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect or (ii) any threatened litigation, governmental proceeding or labor controversy against the Borrower or any Restricted Subsidiary which the Borrower or such Restricted Subsidiary in good faith believes could reasonably be expected to have a Material Adverse Effect or (iii) the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) of this Section 7.5 shall be accompanied by a written certificate in the form attached hereto as Exhibit C signed by an Authorized Representative of the Borrower to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same. Such certificate submitted as of the last day of a calendar quarter shall also set forth the calculations supporting such statements in respect of Sections 7.6, 7.7, 7.8 and 7.13 of this Agreement as well as the calculation of the Applicable Margins.

          The Borrower will, and will cause each Restricted Subsidiary to, permit the Administrative Agent, the Lenders and their duly authorized representatives to visit and inspect any of the Properties of the Borrower and Restricted Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Lenders (and such Persons as any Lender may designate, subject to reasonable arrangements for confidentiality) the finances and affairs of the Borrower and the Restricted Subsidiaries) all upon reasonable notice at such reasonable times and as often as may be reasonably requested.

          Section 7.6. Minimum Net Worth. The Borrower will at all times maintain Net Worth of not less than the Minimum Required Amount. For purposes of this Section 7.6, the term “Minimum Required Amount” shall mean, as of any time, the sum of (i) $400,000,000 plus (ii) 50% of Net Income for each fiscal quarter of the Borrower (if Net Income for such fiscal quarter is positive) ending on or after December 31, 2005.

          Section 7.7. Leverage Ratio. The Borrower will as of the last day of each calendar quarter maintain the Leverage Ratio of not more than 3.25 to 1.

          Section 7.8. Interest Coverage Ratio. The Borrower will as of the last day of each calendar quarter maintain the Interest Coverage Ratio of not less than 2.5 to 1.

          Section 7.9. Reserved.

          Section 7.10. Indebtedness for Borrowed Money. The Borrower shall not, nor shall they permit any of the Restricted Subsidiaries to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations and Hedging Liability;

(b) indebtedness, obligations and liabilities of the Borrower and its Subsidiaries under the Revolving Credit Agreement;

(c) the obligations listed and described on Schedule 7.10 attached hereto and guarantees specifically permitted by Section 7.12 hereof;

          (d) (i) indebtedness of the Canadian Subsidiaries arising under the Canadian Facility and guaranties thereof by the Borrower and other Restricted Subsidiaries and (ii) unless and until the initial credit utilization under the Canadian Facility, indebtedness of the Canadian Subsidiaries aggregating not more than $10,000,000 at any one time outstanding and guarantees of up to $5,000,000 thereof by the Borrower and Restricted Subsidiaries;

          (e) Indebtedness of the Borrower to Restricted Subsidiaries, of Restricted Subsidiaries to the Borrower and of Restricted Subsidiaries to Restricted Subsidiaries provided that (i) the aggregate amount of such indebtedness of EMCOR U.K. Limited and its Restricted Subsidiaries shall be limited to $50,000,000 at any one time outstanding, (ii) the aggregate amount of such indebtedness of the Canadian Subsidiaries and its Restricted Subsidiaries shall be limited to $50,000,000 at any one time outstanding and (iii) the aggregate amount of such indebtedness of Restricted Subsidiaries which Indebtedness for Borrowed Money is permitted solely by Section 7.10(k) hereof shall not exceed $20,000,000 at any one time outstanding;

(f) obligations consisting of deferred payment obligations of the Borrower and any of the Restricted Subsidiaries for insurance premiums or incurred by Borrower or any of its Restricted Subsidiaries in respect of funds borrowed for the payment of such premiums in either case in the ordinary course of business and consistent with past practices;

          (g) guarantees of Indebtedness for Borrowed Money of, or Performance Guarantees given by, Foreign Subsidiaries and Nesma EMCOR Company Ltd. and guarantees of or incurrence of liability for letters of credit supporting Indebtedness for Borrowed Money of Persons in which the Borrower and the Restricted Subsidiaries are permitted to invest pursuant to subsections (n) and (o) of Section 7.12; provided that the aggregate amount of Indebtedness for Borrowed Money and of Performance Guarantees so permitted to be incurred, guaranteed or supported pursuant to the provisions of this subsection (g) shall not exceed $25,000,000 at any one time outstanding less the amount invested pursuant to Section 7.12(q) hereof;

          (h) Indebtedness for Borrowed Money in addition to that otherwise permitted hereunder; provided that at the time of incurrence of such indebtedness and after giving effect thereto the aggregate principal amount of Indebtedness for Borrowed Money of the Borrower and its Restricted Subsidiaries incurred during the twelve-month period ended on the date of the incurrence in question and permitted solely by this Section 7.10(h) does not exceed 2.0% of the arithmetic average of the unrealized revenue from contracts in progress of the Borrower and its Restricted Subsidiaries (computed in accord with the past practice of the Borrower) as of the last day of each of the four calendar quarters most recently ended prior to the date of the computation in question;

(i) liabilities in respect of letters of credit not otherwise permitted by this Section 7.10 if payment of such letters of credit is fully supported by a letter of credit;

(j) indebtedness under Interest Rate Protection and Other Hedging Agreements entered into to hedge a risk of the Borrower and/or its Restricted Subsidiaries and not for speculation;

          (k) indebtedness of any Person (including the Target) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets of such Person and not incurred in contemplation of such Person being acquired or becoming a Restricted Subsidiary or such assets being acquired provided the aggregate amount of such indebtedness permitted pursuant to this Section 7.10(k) shall not exceed $20,000,000 at any one time outstanding;

          (l) any renewals, extensions or replacements of Indebtedness for Borrowed Money permitted under this Section 7.10 in an aggregate amount not in excess of the Indebtedness for Borrowed Money being renewed, extended or replaced;

          (m) Indebtedness for Borrowed Money of District Chilled General Partnership, provided that the aggregate principal amount of such indebtedness permitted under this Section 7.10(m) shall not exceed $75,000,000 at any one time outstanding; and

          (n) obligations arising out of agreements with respect to the issuance of credit cards or debit cards to employees of the Borrower or any Restricted Subsidiary for use in connection with the business and affairs of such entities.

          (o) obligations arising out of agreements with respect to the execution or processing of electronic transfer of funds by automatic clearing house transfer, wire transfer, or otherwise to or from any deposit account of the Borrower or any Restricted Subsidiary, the acceptance for deposit or the honoring for payment of any check, draft, or other item with respect to any such deposit accounts, and other deposit disbursement, and cash management services afforded to the Borrower and/or any Restricted Subsidiary.

          (p) subordinated indebtedness of the Borrower incurred as a result of the issuance of convertible preferred notes in an aggregate principal amount not to exceed $300,000,000; provided that (i) the Borrower complies with the prepayment provisions of Section 3.3(c) hereof and (ii) such indebtedness is subordinated to the Obligations and Hedging Liability pursuant to a subordination agreement in form and substance reasonably satisfactory to the Required Lenders.

          Section 7.11. Liens. The Borrower shall not, nor shall they permit the Restricted Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by the Borrower or any Restricted Subsidiary; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with the foregoing or in connection with tenders, contracts or leases to which the Borrower or any of its Restricted Subsidiaries are a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

          (b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

          (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrower and its Restricted Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $15,000,000 at any one time outstanding;

(d) the Liens granted in favor of the Collateral Agent for the benefit of the Lenders pursuant to the Collateral Documents;

          (e) Liens on Property of the Borrower or of any Restricted Subsidiaries created solely for the purpose of securing indebtedness permitted by Section 7.10(h) hereof representing or incurred to finance, refinance or refund the purchase price of such Property or representing the interest of the lessor under a Capital Lease, provided that no such Lien shall extend to or cover other Property of the Borrower or any Restricted Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

          (f) Liens on the stock and assets of the Canadian Subsidiaries securing the indebtedness permitted by Section 7.10(e) hereof and liens on assets of the Borrower and other Restricted Subsidiaries securing the Canadian Facility;

(g) Liens in favor of bonding companies and their affiliates to the extent described in clause (i) of the second proviso of Section 4.1 hereof;

(h) rights of subrogation and similar rights of issuers of surety bonds and unperfected lien rights of such issuers to assets associated with projects which they have bonded;

          (i) restrictions on the disbursement or withdrawal of funds deposited by Restricted Subsidiaries in bank accounts maintained by them in the ordinary course of business consistent with past practice which are maintained in connection with specific construction projects or contracts from which payments and disbursements with respect to such contracts or projects are to be made;

(j) Liens on insurance policies arising in connection with the deferred payment of premiums or the financing thereof in the ordinary course of business;

          (k) Liens consisting of cash collateral deposits made in connection with the insurance programs of the Borrower and its Restricted Subsidiaries and liens on up to £135,000 of cash collateral securing reimbursement obligations owing to Barclays Bank in connection with demand performance bonds which it has issued and rights of a depository bank to offset balances in any account maintained with it by a Subsidiary incorporated under the laws of United Kingdom against debit balances in any other account maintained with it by such Subsidiary or any other U.K. Subsidiary (it being acknowledged by the Lenders that such rights of offset shall be superior to any rights they may have in and to such accounts or the balances as are from time to time standing on deposit therein);

          (l) Liens existing on any property of a corporation at the time such corporation becomes a Restricted Subsidiary which Liens were not created, incurred or assumed in contemplation thereof, provided that no such Liens shall extend to or cover any other property of the Borrower or any Restricted Subsidiary;

(m) the Liens listed and described on Schedule 7.11 attached hereto;

          (n) any extension, renewal or replacement (or successive extensions, renewals or replacements) of Liens permitted by this Section 7.11 without any increase in the amount of indebtedness secured thereby or in the assets subject to such Liens;

(o) pari passu Liens on the Collateral created solely for the purpose of securing indebtedness permitted by Section 7.10(b) hereof; and

          (p) liens on deposits provided in connection with long-term maintenance contracts of facilities of the Borrower and its Restricted Subsidiaries located in the United Kingdom relating to United Kingdom private finance initiatives.

          Section 7.12. Investments, Acquisitions, Loans, Advances and Guarantees. The Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for relocation and travel advances and other loans made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person (other than of the Borrower or any Restricted Subsidiary), or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

          (b) investments in commercial paper maturing within 270 days of the date of issuance thereof which has been accorded one of the two highest ratings available from the Standard & Poor’s Ratings Group of McGraw Hill Companies, Moody’s Investors Service, Inc. or any other nationally recognized credit rating agency of similar standing providing similar ratings;

(c) investments in money market funds which in turn invest primarily in investments of the types described in clauses (a), b and (d) of this Section 7.12;

          (d) investments in certificates of deposit issued by any commercial bank organized under the laws of Canada or the United States or (as to investments of EMCOR U.K. Limited and its Subsidiaries) the United Kingdom in each case having capital, surplus and undivided profits of not less than $500,000,000 or by any Lender in each case maturing within one year from the date of issuance thereof or in Eurodollar time deposits maturing not more than one year from the date of acquisition thereof placed with any Lender or other such commercial bank (to the extent investments in certificates of deposit issued by such other bank are permitted by this subsection) or in banker’s acceptances endorsed by any Lender or other such commercial bank (to the extent investments in certificates of deposit issued by such other bank are permitted by this subsection) and maturing within nine months of the date of acceptance;

(e) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(f) the investments, loans, advances and guarantees listed and described on Schedule 7.12 attached hereto;

(g) the Guarantees and guarantees referred to in and permitted by Section 7.10 hereof;

          (h) (i) an amount equal to all investments of the Borrower and Restricted Subsidiaries as of the date hereof in, and present loans and advances by the Borrower and Restricted Subsidiaries to, Unrestricted Subsidiaries and (ii) future investments in, and loans and advances, (including subordinated loans) to, Unrestricted Subsidiaries for asset preservation and to preserve existing operations aggregating not more than $1,500,000 at any one time outstanding;

          (i) Loans and advances (including subordinated loans and advances) between the Borrower and its Restricted Subsidiaries if and to the extent that the corresponding indebtedness is permitted by Section 7.10 hereof; provided, however, that the aggregate principal amount of loans and advances by the Borrower and its Restricted Subsidiaries to Restricted Subsidiaries which are not Guarantors, Canadian Subsidiaries or UK Subsidiaries shall not exceed $25,000,000 in the aggregate at any one time outstanding;

          (j) Permitted Acquisitions and investments in Strategic Ventures organized within and conducting more than fifty percent of their business in the United States of America (“Domestic Strategic Ventures”), so long as (i) no Default or Event of Default exists or would exist after giving effect to the Permitted Acquisition or investment in question, (ii) the total amount expended by the Borrower and its Restricted Subsidiaries for any such Permitted Acquisition or investment does not exceed $100,000,000 unless the Required Lenders otherwise agree in writing, (iii) the aggregate amount of all investments by the Borrower and its Restricted Subsidiaries in Domestic Strategic Ventures which do not constitute Restricted Subsidiaries that are also Guarantors, Canadian Subsidiaries or UK Subsidiaries shall not exceed $100,000,000 made during the term of this Agreement unless the Required Lenders otherwise agree in writing, and (iv) the total amount expended by the Borrower and its Restricted Subsidiaries on account of all such Permitted Acquisitions and investments shall not exceed $500,000,000 during the term of this Agreement unless the Required Lenders otherwise agree in writing (provided, that this limitation shall not apply to any single acquisition unrelated to any other acquisition or series of acquisitions, the total amount expended for which does not exceed $50,000,000); provided that (i) the portion of the consideration for any acquisition which is payable in capital stock of the Borrower shall be excluded from the foregoing calculations, (ii) indebtedness of the Persons acquired which indebtedness exists at the time of acquisition shall not be treated as an amount expended by the Borrower or a Restricted Subsidiary in connection with the acquisition unless such indebtedness was incurred in contemplation of the acquisition and (iii) payments made by the Borrower or a Restricted Subsidiary on account of an acquisition paid subsequent to the consummation of the acquisition in question and where the payment in question is contingent upon the earnings, profits, net cash flow or other measure of profitability or success of the Person acquired shall be treated as amounts expended by the Borrower or a Restricted Subsidiary on account of such acquisition only when paid or when the amount to be paid has become fixed and determined, whichever first occurs, and such amounts shall count against the limitations on the amount which the Borrower and its Restricted Subsidiaries may subsequently expend on account of acquisitions and investments in Domestic Strategic Ventures for purposes of this Section 7.12(j) but shall not otherwise be deemed to constitute a breach of this Section 7.12(j) in the event that such amounts, together with amounts theretofore expended on account of acquisitions and investments, would exceed the dollar limits set forth herein; provided further that nothing in this Section 7.12(j) shall supersede the restrictions of 7.12(i) or 7.12(p) hereof with respect to loans and advances to and investments in Restricted Subsidiaries which are not Guarantors, Canadian Subsidiaries or UK Subsidiaries (the parties hereto hereby confirm and agree that the foregoing provisions of this Section 7.12(j) shall not apply to the FR Acquisition which is permitted hereby);

(k) acquisitions of assets (including stock, notes and other evidences of indebtedness) and subordinations of claims as a part of good faith collection efforts on doubtful accounts;

(l) Performance Guarantees;

          (m) notes and other deferred payment obligations (other than general partnership and similar interests) acquired by the Borrower or any Restricted Subsidiary in connection with the sale or other disposition of assets permitted hereby;

          (n) investments of the Borrower or any Restricted Subsidiary made in the ordinary course of business in connection with joint ventures, Persons or other similar pooling of efforts in respect to a specific project or series of related specific projects for a limited or fixed duration and formed to conduct business of the type in which the Borrower or such Restricted Subsidiary is presently engaged and guarantees of obligations of, and incurrence of liabilities in respect of letters of credit for, such joint ventures or Persons;

          (o) investments or acquisitions of interests in Strategic Ventures organized outside of the United States of America and conducting more than 50% of their business outside of the United States (“Foreign Strategic Ventures”), provided that the aggregate amount so invested or expended subsequent to the date hereof in connection with any given Foreign Strategic Venture shall not exceed $20,000,000 unless the Required Lenders otherwise agree in writing;

          (p) the present investment of the Borrower and Restricted Subsidiaries in Restricted Subsidiaries, the present and future investment of Restricted Subsidiaries in the Borrower and future investments by the Borrower and Restricted Subsidiaries in Restricted Subsidiaries or in a Restricted Subsidiary formed as a captive insurer or surety company; provided, however, that the aggregate amount of investments by the Borrower and its Restricted Subsidiaries in Restricted Subsidiaries which are not Guarantors, Canadian Subsidiaries or UK Subsidiaries shall not exceed $25,000,000 at any one time outstanding;

          (q) investments in Foreign Subsidiaries, provided that the aggregate amount so invested or expended subsequent to the date hereof shall not exceed $25,000,000 at any one time outstanding less the amount of Indebtedness for Borrowed Money guaranteed pursuant to Section 7.10(g) hereof;

          (r) guarantees by any Person outstanding at the time such Person becomes a Restricted Subsidiary or in connection with the acquisition of assets of such Person and outstanding at the time such Person becomes a Restricted Subsidiary and not in either case incurred in contemplation of such Person being acquired or becoming a Restricted Subsidiary or such assets being acquired; provided that the aggregate amount of indebtedness guaranteed by such Person pursuant to guarantees permitted solely by this Section 7.12(r) when aggregated with the amount of indebtedness permitted solely by Section 7.10(k) hereof shall not exceed $20,000,000 at any one time outstanding;

          (s) contingent obligations arising from the issuance of performance guarantees, assurances, indemnities, bonds, letters of credit, or similar agreements in the ordinary course of business in respect of the contracts (other than contracts for Indebtedness for Borrowed Money) of Nesma EMCOR Company Ltd. for the benefit of surety companies or for the benefit of others to induce such others to forgo the issuance of a surety bond in their favor;

(t) Third Party Performance Guarantees existing on the date of the Monumental Acquisition;

          (u) Guarantees by the Borrower and/or its Restricted Subsidiaries of the Indebtedness for Borrowed Money permitted by Section 7.10(m) hereof in an aggregate principal amount not in excess of $75,000,000 at any one time outstanding; provided, however, that to the extent the Borrower and/or any Restricted Subsidiary is solely liable (rather than jointly and severally liable together with the other partners (and/or their respective Affiliates) in District) as guarantor of any of such Indebtedness for Borrowed Money, the amount of such Indebtedness for Borrowed Money for which the Borrower and/or such Restricted Subsidiary is solely liable shall not in any event exceed two thirds of that portion of Indebtedness for Borrowed Money of District which is solely guaranteed by the other partners (and/or their respective Affiliates) in District;

          (v) loans and advances made by the Borrower or any Restricted Subsidiary to vendors, suppliers and contractors in the ordinary course of its business in an aggregate amount not in excess of $5,000,000 at any one time outstanding;

(w) lease, utility and other similar deposits arising in the ordinary course of the Borrower’s or any Restricted Subsidiary’s business;

(x) investments not otherwise permitted by this Section 7.12 in an aggregate amount not in excess of $25,000,000 at any one time outstanding; and

(y) additional investments in District in an amount not in excess of $4,000,000.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 7.12, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

          Section 7.13. Capital and Certain other Restricted Expenditures. The Borrower will not, nor will it permit any Restricted Subsidiary to, make, or (without duplication) become obligated to make, any Capital Expenditure (other than Capital Expenditures which constitute Permitted Acquisitions and investments permitted by Section 7.12(j), (n) or (o) hereof) or apply for a letter of credit (whether hereunder or otherwise) supporting an obligation of any Strategic Venture described in Section 7.12(o) or guarantee any Indebtedness for Borrowed Money of any such Strategic Venture, if after giving effect thereto the aggregate amount expended (other than in the form of capital stock of the Borrower) for such purposes during the twelve-month period ending on the date of the expenditure in question when taken together with the face amount of such letters of credit issued during such period and such indebtedness so guaranteed incurred during such period, would exceed the sum of (i) 2.00% of the arithmetic average of the unrealized revenue from contracts in progress of the Borrower and its Restricted Subsidiaries (computed in accord with the past practice of the Borrower) as of the last day of each of the four calendar quarters most recently completed prior to the computation in question, (ii) the net cash proceeds received by the Borrower and the Restricted Subsidiaries during the same period from sales of assets (including stock of Restricted Subsidiaries permitted by Sections 7.14 and/or 7.15 hereof but excluding sales of inventory in the ordinary course of business) and (iii) the maximum amount of dividends which the Borrower could pay under Section 7.16 as of the date of the expenditure or application in question.

          Section 7.14. Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, be a party to any merger, consolidation or dissolution, or sell, transfer, lease or otherwise dispose of all or any substantial part of the Property of the Borrower and the Restricted Subsidiaries, taken as a whole, including any disposition of Property as part of a sale and leaseback transaction (unless such transaction would be permitted had it been structured as a purchase money mortgage or Capital Lease and is treated as such for purposes of this Agreement), or in any event sell or discount (with or without recourse) any of its notes or accounts receivable (other than sales of accounts receivable by the Borrower and its Restricted Subsidiaries to any Restricted Subsidiary, sale and leaseback transactions between the Borrower or any of its Restricted Subsidiaries and any Restricted Subsidiary and sales or discounts of doubtful accounts or notes taken in satisfaction of same); provided, however, that this Section 7.14 shall not apply to nor operate to prevent the Borrower or any of the Restricted Subsidiaries from selling their inventory in the ordinary course of its business or from selling equipment which is obsolete, worn out, or no longer needed for the operation of the business of the Borrower and the Restricted Subsidiaries or which is promptly replaced with equipment of at least equal utility nor shall the foregoing prohibit (i) mergers of Restricted Subsidiaries with and into the Borrower and sales by Restricted Subsidiaries of all or substantially all of their assets to the Borrower, (ii) mergers of Restricted Subsidiaries with each other and sales of all or substantially all of the assets of a Restricted Subsidiary to another Restricted Subsidiary provided in each case that if either of the two Restricted Subsidiaries in question is a Guarantor, the survivor of the transaction in question remains a Guarantor and all such actions are taken as the Administrative Agent requires to preserve its Liens on the Collateral, (iii) the dissolution or liquidation of any Restricted Subsidiary whose activities are no longer, in the opinion of the Chief Executive Officer or the Board of Directors of the Borrower, necessary for the operation of the business of the Borrower and its Restricted Subsidiaries taken as a whole, provided always that no Default or Event of Default has occurred and is continuing or will result therefrom and if the Restricted Subsidiary to be dissolved or liquidated is a Guarantor, all of its assets remaining after the dissolution or liquidation in question are transferred to another Guarantor and all such actions, if any, are taken as the Administrative Agent may reasonably require in order to insure that it has a Lien on the assets so transferred of the priority required by Section 4.1 hereof. The term “substantial” as used herein shall mean the sale, transfer, lease or other disposition of assets of the Borrower or the Restricted Subsidiaries, whether in one or a series of transactions having a value when aggregated with the value of assets of all other such sales, transfers, leases or other dispositions during the period from and including the date hereof to and including the date of such sale, transfer, lease or other disposition, would exceed 10% of the book value of assets of the Borrower and the Restricted Subsidiaries as of such date. The Administrative Agent shall release its Lien on any Property sold pursuant to the foregoing provisions if no Default or Event of Default has occurred and is continuing or would result therefrom.

          Section 7.15. Maintenance of Restricted Subsidiaries. The Borrower shall not assign, sell or transfer, or permit any Restricted Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary); provided that the foregoing shall not operate to prevent (i) the issuance, sale and transfer to any person of any shares of capital stock of a Restricted Subsidiary (a) for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary or (b) solely for the purpose of permitting such Subsidiary to carry on a licensed business or (ii) the sale of all or a minority interest in the capital stock of a Restricted Subsidiary if but only if (a) no Default or Event of Default has occurred and is continuing or will result from the sale of same, (b) the sale of such capital stock is not a sale of a substantial part of the assets of the Borrower and the Restricted Subsidiaries taken as a whole (as the term “substantial” is defined in Section 7.14 hereof), (c) the Chief Executive Officer or the Board of Directors of the Borrower has determined that the continued ownership of the Restricted Subsidiary (or the minority interest therein to be disposed of) in question is no longer appropriate in light of the then needs and strategic objectives of the Borrower and its Restricted Subsidiaries taken as a whole and (d) in the case of the sale of all the Capital Stock of a Restricted Subsidiary all indebtedness of such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary is paid in full, and all guarantees or other support undertakings provided by the Borrower or other Restricted Subsidiaries in respect of such disposed Restricted Subsidiary are discharged, concurrently with the sale in question, provided that then existing Performance Guarantees or guaranties in respect of surety bonds with respect to such a Restricted Subsidiary need not be so discharged as to jobs which commenced prior to the completion of such sale. Concurrently with the sale of all of the capital stock of a Restricted Subsidiary permitted hereby, the Administrative Agent is authorized and directed to release any Guarantee provided by such Restricted Subsidiary and any Lien on the stock or assets of such Restricted Subsidiary and such entity shall no longer constitute a Restricted Subsidiary hereunder. Except as set forth in the Side Letter, the Borrower shall not permit any Restricted Subsidiary to enter into any contract or agreement after the date hereof prohibiting or restricting such Restricted Subsidiary from paying dividends or making loans and advances to the Borrower except in the case of a Restricted Subsidiary formed or acquired to be a captive insurer or a captive surety.

          Section 7.16. Dividends and Certain Other Restricted Payments. The Borrower will not during any fiscal year (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (except for dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or any options or warrants therefor except out of the net proceeds of a substantially concurrent issuance and sale of capital stock or options or warrants therefor (collectively, “Restricted Payments”) if after giving effect thereto (i) the aggregate amount expended for all such purposes subsequent to the date hereof would exceed the difference between (x) $125,000,000 plus (but not minus in the case of a deficit) 50% of Net Income for the period (taken as a single accounting period) from July 1, 2007 to the last day of the calendar quarter most recently completed prior to the Restricted Payment in question and (y) any portion of the amount computed pursuant to clause (x) hereof which was used to justify a transaction under Section 7.13 pursuant to clause (iii) thereof and (ii) no Default or Event of Default shall have occurred and be continuing.

          Section 7.17. ERISA. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of their Properties. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, promptly notify the Administrative Agent and each Lender of (i) the occurrence of any reportable event (as defined in ERISA) with respect to any employee benefit plan subject to Title IV of ERISA (other than a multiemployer plan) sponsored or contributed to by either the Borrower or any member of its Controlled Group (a “Plan”) with respect to which the PBGC has neither waived the 30 day reporting requirement nor issued a public announcement that the penalty applicable to a failure to report will not apply, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate any Plan or withdraw from any multiemployer plan if such termination or withdrawal could reasonably be expected to have a Material Adverse Effect, and (iv) the occurrence of any other event with respect to any Plan which would result in the incurrence by the Borrower or any of its Restricted Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Restricted Subsidiaries with respect to any post-retirement Welfare Plan benefit which could reasonably be expected to have a Material Adverse Effect.

          Section 7.18. Compliance with Laws. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply in all respects with the requirements of all foreign (whether national, supra-national or otherwise), federal, state, provincial, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could have a Material Adverse Effect or could result in a Lien upon any of their Property material to the Borrower and the Restricted Subsidiaries taken as a whole.

          Section 7.19. Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with or among Restricted Subsidiaries and the Borrower) on terms and conditions which are less favorable to the Borrower or any such Restricted Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

          Section 7.20. No Changes in Fiscal Year. The Borrower shall not change its fiscal year from its present basis without the prior written consent of the Required Lenders.

          Section 7.21. Formation of Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, form or acquire any Subsidiary except in connection with acquisitions permitted by Section 7.12 hereof and the formation of new subsidiaries if in any such case and in either such instance the newly formed or acquired Subsidiary shall, if the Required Lenders so request and to the extent required by this Agreement, execute and deliver a Guarantee and grant Liens on its assets of the priority required by Section 4.1 hereof (and provide the Administrative Agent with such documentation therefore and such supporting documentation, including opinions of counsel, as it may reasonably request). Each Subsidiary acquired or formed pursuant hereto shall constitute a Restricted Subsidiary unless the Required Lenders otherwise agree in writing.

          Section 7.22. Change in the Nature of Business. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Borrower and the Restricted Subsidiaries would be changed in any material respect from the general nature of the business engaged in by the Borrower and the Restricted Subsidiaries on the date of this Agreement, it being understood that this Section does not prohibit the FR Acquisition.

          Section 7.23. Use of Proceeds. The Borrower shall use the proceeds of the Term Loan hereunder to pay a portion of the consideration for the FR Acquisition and to pay the reasonable costs and expenses incident thereto, it being understood that if the FR Acquisition closes prior the Closing Date, the Borrower shall use the proceeds of the Term Loan to repay advances under the Revolving Credit Agreement and/or advances from the Borrower’s cash-on-hand, in each case to be used to pay a portion of the purchase price of the FR Acquisition.

SECTION 8.	EVENTS OF DEFAULT AND REMEDIES.

          Section 8.1. Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

          (a) default in the payment when due of all or any part of the principal of the Notes (whether at the stated maturity thereof or at any other time provided for in this Agreement) and any such default continues for 1 Business Day after notice thereof from the Administrative Agent to the Borrower;

          (b) default in the payment when due of all or part of the interest on any Term Note (whether the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other amount payable hereunder or under any other Loan Document and any such default continues for 5 Business Days after notice thereof from the Administrative Agent to the Borrower;

          (c) default in the observance or performance of any covenant set forth in Sections 7.6, 7.7, 7.8, 7.13, 7.14, 7.15, or 7.16 hereof or of any provision in any Loan Document dealing with the maintenance of insurance on the Collateral;

          (d) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof to the Borrower by the Administrative Agent;

          (e) any representation or warranty made herein or in any of the other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making thereof;

          (f) any event occurs or condition exists (other than those described in subsections (a) through (e) above) which is specified as an event of default under any of the other Loan Documents and any period of grace applicable thereto shall have elapsed, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected Lien in favor of the Administrative Agent in any material amount of Collateral purported to be covered thereby of the priority required by Section 4.1 hereof;

          (g) default shall occur under any evidence of Indebtedness for Borrowed Money aggregating in excess of $10,000,000 issued, assumed or guaranteed by any of the Borrower or any Restricted Subsidiary or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) without being waived or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

          (h) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $500,000 (provided, that in determining such $500,000 amount there shall be deducted therefrom the amount which is covered by insurance from any insurer which has acknowledged its liability thereon) shall be entered or filed against the Borrower or any of the Material Restricted Subsidiaries or against any of the Property or assets of any of them and remains undischarged, unvacated, unbonded or unstayed for a period of thirty days;

(i) any party obligated on any Guarantee shall purport to disavow, revoke, discontinue, repudiate or terminate such Guarantee or such Guarantee shall otherwise cease to have force or effect;

(j) any Change in Control occurs;

          (k) the Borrower or Material Restricted Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, the Canadian Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (ii) not pay, admit in writing its inability to pay, or be deemed under applicable law not to be able to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, receiver-manager, receiver and manager, interim receiver, administrative receiver, administrator, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, or the Canadian Bankruptcy Code, as amended to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(l) hereof; or

          (l) a custodian, receiver, receiver-manager, receiver and manager, interim receiver, administrative receiver, administrator, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Restricted Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 8.1(k)(v) shall be instituted against the Borrower or any Material Restricted Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty days.

          Section 8.2. Non-Bankruptcy Defaults. When any Event of Default described in subsections 8.1(a) to 8.1(j), both inclusive, has occurred and is continuing, the Administrative Agent shall, upon request of the Required Lenders by notice to the Borrower, take any or all of the following actions:

(a) terminate the obligation of the Lenders to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice; and

          (b) declare the principal of and the accrued interest on the Term Notes to be forthwith due and payable and thereupon the Term Notes, including both principal and interest, and all fees, charges, commissions and other Obligations payable hereunder, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind.

          Without limiting the generality of the foregoing, the Administrative Agent, upon request of the Required Lenders, shall be entitled to realize upon and enforce all of its rights and remedies under the Collateral Documents and proceed by any other action, suit, remedy or proceeding as authorized or permitted by this Agreement, the Collateral Documents or at law or in equity.

          Section 8.3. Bankruptcy Defaults. When any Event of Default described in subsection 8.1(k) or 8.1(l) has occurred and is continuing, then the unpaid balance of the Term Notes, including both principal and interest, and all fees, charges, commissions and other Obligations payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate. Without limiting the generality of the foregoing, the Administrative Agent, upon request of the Required Lenders, shall be entitled to realize upon and enforce all of its rights and remedies under the Collateral Documents and proceed by any other action, suit, remedy or proceeding and authorized or permitted by this Agreement, the Collateral Documents or at law or in equity.

SECTION 9.	DEFINITIONS INTERPRETATIONS.

          Section 9.1. Definitions. The following terms when used herein have the following meanings:

          “Acquired Business” means the entity or assets acquired by a Borrower or Restricted Subsidiary in an Acquisition, whether before or after the date hereof.

          “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Borrower or Restricted Subsidiary is the surviving entity.

          “Adjusted EBIT” means, with reference to any period, EBIT for such period calculated on a pro forma basis in good faith by the Borrower and established to the reasonable satisfaction of the Administrative Agent as if each Acquisition which occurred during such period had taken place on the first day of such period (including adjustments for non-recurring expenses and income reasonably determined by the Borrower in good faith and established to the reasonable satisfaction of the Administrative Agent).

          “Adjusted EBITDA” means, with reference to any period, EBITDA for such period calculated on a pro forma basis in good faith by the Borrower and established to the reasonable satisfaction of the Administrative Agent as if each Acquisition which occurred during such period had taken place on the first day of such period (including adjustments for non-recurring expenses and income reasonably determined by the Borrower in good faith and established to the reasonable satisfaction of the Administrative Agent).

          “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 41% or more of the securities having ordinary voting power for the election of directors or governing body of a corporation or 41% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

          “Administrative Agent” shall mean Bank of Montreal and any successor thereto appointed pursuant to Section 10.1 hereof.

          “Agreement” means this Term Loan Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

          “Applicable Margin” shall mean the rate per annum specified below for the Leverage Ratio and type of Loan or fee for which the Applicable Margin is being determined:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V

Leverage Ratio	<1.00x	>1.00x and <1.50x	>1.50x and <2.00x	>2.00x and <2.50x	>2.50x

Base Rate Loan Margin	0%	0%	0%	0%	0.50%

Eurodollar Loan Margin	1.00%	1.25%	1.50%	1.75%	2.25%

provided, however, that the foregoing is subject to the following:

          (i) the Leverage Ratio, Adjusted EBITDA and Interest Coverage Ratio shall be determined as at the last day of each fiscal quarter of the Borrower commencing with the fiscal quarter ending December 31, 2007, with any adjustment in the Applicable Margins resulting from a change therein to be effective five (5) Business Days after receipt by the Administrative Agent of the financial statements for such quarter called for by Section 7.5(a) hereof (provided that if such financial statements are not submitted within the time limitations of Section 7.5(a) and would result in an increase in the Applicable Margins, then such Applicable Margins shall be increased effective five Business Days after the last date when such financial statements could have been submitted in compliance with Section 7.5(a) hereof);

(ii) the Applicable Margins for the period from the date hereof through the first redetermination pursuant to clause (i) above shall be those set forth above for Level III; and

(iii) each determination of the Applicable Margins pursuant to the foregoing shall remain in effect until the Applicable Margins are next redetermined pursuant to the foregoing.

          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          “Assignment Agreement” means an Assignment and Acceptance entered into by a Lender and an assignee in accordance with Section 11.17 hereof substantially in the form of Exhibit D hereto or in such other form as may be agreed to by all parties thereto.

          “Authorized Representative” means the Chief Executive Officer, the President, the Chief Financial Officer, the Vice President — Controller, the Treasurer, the Assistant Treasurer or any further or different persons so named by any Authorized Representative in a written notice to the Administrative Agent.

          “Base Rate Loan” means a Term Loan bearing interest as specified in Section 2.1 hereof.

          “Borrower” is defined in the introductory paragraph hereof.

          “Borrowing” means the portion of the Term Loans then outstanding at the Base Rate Loans or Eurodollar Loans and, as it relates to Eurodollar Loans, which have been created or continued on a single date for a single Interest Period.

           “Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

          “Canadian Bankruptcy Code” mans the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

          “Canadian Facility” shall mean a loan and letter of credit facility not in excess of $25,000,000 extended to one or more of the Canadian Subsidiaries by a lender licensed to carry on a lending business in Canada and reasonably acceptable to the Required Lenders (the “Canadian Lender”) and being on terms and conditions reasonably acceptable to the Required Lenders (including without limitation in respect of Liens to be granted to such lender and the priority of any such Liens in relation to the Liens created under the Collateral Documents).

          “Canadian Subsidiaries” means and includes such Subsidiaries as are organized under the Federal laws of Canada or the laws of a Province of Canada.

          “Capital Expenditures” means, for any period, capital expenditures of the Borrower and its Restricted Subsidiaries during such period as defined and classified in accordance with GAAP consistently applied but in any event excluding acquisitions and investments which are described in and permitted by Section 7.12(j) hereof.

          “Capital Lease” means any lease of Property (whether real or personal) which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

          “Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

          “Change in Control” means that (i) more than 25% of the Voting Stock of the Borrower shall at any time and for any reason be owned, either legally or beneficially, by any Person or group of Persons acting in concert or (ii) Frank MacInnis shall cease to be the chief executive officer of the Borrower and/or Mark A. Pompa shall cease to be the chief financial officer of the Borrower and/or either such person shall cease to have the duties and responsibilities normally associated with such positions and in any instance covered by clause (ii) the person in question shall not be replaced within sixty days by a person or persons of established experience and reputation, with respect to the duties required of the holder of such an office, who has been approved by a majority of the Board of Directors of the Borrower and who has not been affiliated with any member of the Board or any business or other enterprise with which a Board member is affiliated or (iii) (1) another corporation merges into the Borrower or the Borrower consolidates with or merges into any other corporation or (2) the Borrower conveys, transfers or leases all or substantially all its assets to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between the Borrower and a wholly owned subsidiary of the Borrower, in each case, in one transaction or a series of related transactions with the effect that a Person or group becomes the beneficial owner of more than 25% of the Voting Stock of the surviving or transferee corporation of such transaction or series; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Borrower’s Board of Directors (together with any new directors whose election by the Borrower’s Board of Directors, or whose nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.

          “Closing Date” means the date upon which all the conditions set forth in Section 6 of this Agreement have been satisfied.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” means all Properties, rights, interests and privileges from time to time subject to the Liens granted to the Administrative Agent by the Collateral Documents or required so to be by the terms hereof.

          “Collateral Agent” means Harris N.A., or any successor Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement.

          “Collateral Documents” means the Intercreditor Agreement and all security agreements, pledge agreements, hypothecs, assignments, financing statements, debentures and other documents as shall from time to time secure the Term Notes or any other Obligations.

          “Commitments” means, as to any Lender, the obligation of such Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 attached hereto and made a part hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $300,000,000 as of the date hereof.

          “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

          “Credit Utilization” means any Borrowing.

          “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

          “Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).

          “Disposition” means the sale, lease, conveyance or other disposition of Property.

          “District” means District Chilled General Partnership, a Maryland partnership.

          “Earn-Out Obligations” means an obligation the payment of which is dependent upon the future performance of an asset or assets the sale of which gave rise to such obligation.

          “EBIT” means, with reference to any period, as determined for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, and (ii) federal, state, provincial, foreign and local income taxes for such period.

          “EBITDA” means, with reference to any period, as determined for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, and (ii) federal, state, provincial, foreign and local income taxes for such period, and (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Borrower and its Restricted Subsidiaries.

          “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

          “Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Borrower or any Restricted Subsidiary or the Target.

          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to, or operation of a single or unified European currency being part of the implementation of the Third Stage.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          “ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

          “Eurodollar Loan” means a Term Loan bearing interest as specified in Section 2.2 hereof.

          “Event of Default” means any event or condition specified as such in Section 8.1 hereof.

          “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

          “Excess Cash” means, at any time the same is to be determined, the amount by which all cash, cash equivalents and marketable securities held by the Borrower and the U.S. Subsidiaries which are Guarantors in accounts maintained with the Administrative Agent or any Lender in the United States exceeds $25,000,000.

          “Existing Agreement” is defined in the introductory paragraph hereof.

          “Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (b) of the definition of Base Rate.

          “Foreign Subsidiary” means as to any particular corporation or other entity, any other corporation or limited liability company organized under the laws of and conducting business primarily in a jurisdiction which is not part of the United States, the United Kingdom or Canada and (i) at least 39% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or limited liability company or by one or more other corporations or limited liability companies or other entities which are themselves subsidiaries of such parent corporation or limited liability company (ii) the Borrower of a Subsidiary of the Borrower has effective control over such corporation or limited liability company, and (iii) is not designated as an “Unrestricted Subsidiary”.

          “FR Acquisition” means the acquisition by the Borrower of substantially all of the outstanding capital stock of FR X Ohmstede Acquisitions Co., a Delaware corporation.

          “GAAP” means generally accepted accounting principles as in effect from time to time.

          “Guarantees” means instruments of guarantee from the Guarantors of the Obligations satisfactory in form and substance to the Administrative Agent.

          “Guarantors” means those U.S. Subsidiaries of the Borrower listed on Schedule 4.2 hereto and such other Restricted Subsidiaries (other than (i) Restricted Subsidiaries which are not Wholly-Owned Subsidiaries, (ii) Restricted Subsidiaries which are not are not U.S. Subsidiaries, and (iii) any captive insurance company or captive surety company which is a Restricted Subsidiary) as the Required Lenders may from time to time designate as Guarantors in a written notice to the Borrower provided that such Subsidiary has assets in excess of $1,000,000 or such other Restricted Subsidiaries as the Borrower may from time to time designate.

          “Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate floor agreements, interest rate exchange agreements, foreign currency contracts, currency swap contracts, or other similar interest rate or currency hedging arrangements as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

          “Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

          “Indebtedness for Borrowed Money” means for any Person (without duplication) all indebtedness created, assumed or incurred in any manner by such Person or in respect of which such Person is directly or indirectly liable, whether by guarantee, commitment to purchase, undertaking to maintain the solvency, liquidity or a balance sheet condition of the obligor, or otherwise representing (i) money borrowed (including by the issuance of debt securities), (ii) indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and Earn-Out Obligations), (iii) indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness but if such Person is not liable then such indebtedness shall be included at the lesser of the amount thereof or the fair market value of the Property securing same, (iv) Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit (other than letters of credit which support payment of obligations which do not constitute Indebtedness for Borrowed Money of any Person), and bankers’ acceptances. Performance Guarantees do not constitute Indebtedness for Borrowed Money.

          “Intercreditor Agreement” means that certain Intercreditor and Collateral Agency agreement dated as of even date herewith between the Revolving Credit Agent and the Administrative Agent.

          “Interest Coverage Ratio” means as at any date the same is to be determined the ratio of (i) Adjusted EBIT for the period of twelve calendar months then ending to (ii) Net Interest Expense for the same period.

          “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense but excluding fees payable under Sections 3.1 and 3.2 hereof) of the Borrower and its Restricted Subsidiaries for such period determined in accordance with GAAP, but interest paid through the issuance of securities to the holders of the indebtedness in question having a maturity of more than one year from the date of issuance and being of no higher ranking or priority than the indebtedness in question shall not be included in Interest Expense.

          “Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last day of every calendar month and on the maturity date.

          “Interest Period” means the period commencing on the date a Borrowing is advanced or continued through a new Interest Period and ending 1, 2, 3, or 6 months thereafter; provided, however, that:

(i) an Interest Period may not extend beyond the Maturity Date;

          (ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

          (iii) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Interest Rate Protection and Other Hedging Agreements” means one or more of the following agreements entered into by one or more financial institutions:

(a) interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements),

(b) foreign exchange contracts, currency swap agreements or other, similar agreements or arrangements designed to protect against fluctuations in currency values and/or

(c) other types of hedging agreements from time to time.

          “Lenders” shall mean from time to time the parties hereto other than the Borrowers, including any assignee pursuant to Section 11.18 hereof.

          “Leverage Ratio” means, as of any time the same is to be determined, the ratio of (x) Total Funded Debt minus Excess Cash as of such date, to (y) Adjusted EBITDA for the period of twelve calendar months then ending.

          “Lien” means any mortgage, lien, pledge, charge, hypothec or security interest of any kind or nature (whether fixed or floating or of any ambulatory or non-crystallized nature or otherwise) in respect of any Property, including the interest of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

          “Loan Documents” means this Agreement, the Term Notes, the Guarantees and the Collateral Documents and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

          “Loans” means and includes Base Rate Loans and Eurodollar Loans.

          “Material Adverse Effect” means, with respect to any act, omission or occurrence, any of the following consequences in the reasonable judgment of the Required Lenders:

(a) the material impairment of the ability of the Borrower or of the Borrower and the Guarantors taken as a whole to pay or perform their obligations under or pursuant to the Loan Documents;

(b) any material adverse change in the assets, liabilities, financial condition, operations or business prospects of the Borrower and its Restricted Subsidiaries taken as whole, or

(c) any material impairment in the right of the Borrower and its Restricted Subsidiaries taken as whole to carry on their business substantially as now conducted.

          “Material Restricted Subsidiary” means, as of any date of determination, any Restricted Subsidiary with a Net Worth at such time greater than $1,000,000.

          “Maturity Date” is defined in Section 1.5 hereof.

          “Monumental” means Monumental Investment Corporation, a Maryland corporation.

          “Monumental Acquisition” means the purchase by the Borrower of all of the outstanding common stock of Monumental pursuant to that certain Stock Purchase Agreement dated as of April 5, 1999, among the Borrower and the stockholders of Monumental.

          “Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition and (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments.

          “Net Income” for any period means the net income of the Borrower and the Restricted Subsidiaries for such period computed on a consolidated basis in accordance with GAAP and, without limiting the foregoing, after deduction from gross income of all expenses and provisions, including provisions for taxes on or measured by income, but excluding any gains or losses on the sale or other disposition of investments or fixed or capital assets, any extraordinary gains and losses, the cumulative effect of accounting changes (as that term is defined under GAAP) any taxes on such excluded gains, and any tax deductions or credits on account of any such excluded losses.

          “Net Interest Expense” means, for any period, Interest Expense less all interest income received by the Borrower and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

          “Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital, warrants, accumulated other comprehensive income (as defined under GAAP) and retained earnings but after deducting treasury stock and, excluding minority interests in Restricted Subsidiaries) which would appear on the balance sheet of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

          “Notes” means and includes the Term Notes.

          “Obligations” shall mean any and all indebtedness, obligations and liabilities of the Borrower to the Lenders or any of them or the Administrative Agent now or hereafter arising hereunder or under any of the other Loan Documents.

          “Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all outstanding Obligations.

          “Performance Guarantees” means, in respect of the Borrower or any of the Restricted Subsidiaries, contingent obligations arising from the issuance of performance guarantees, assurances, indemnities, bonds, letters of credit, or similar agreements in the ordinary course of business in respect of the contracts (other than contracts for Indebtedness for Borrowed Money) of the Borrower, any Restricted Subsidiary, any Person in which the Borrower or a Restricted Subsidiary has an equity interest.

          “Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America or Canada;

(b) the Acquisition shall not be a Hostile Acquisition;

          (c) if the aggregate consideration for such Acquisition is greater than or equal to $25,000,000 (including as consideration all deferred payment obligations but excluding any related Earn-Out Obligations), the financial statements of the Acquired Business for the most recently completed fiscal year of such Acquired Business shall have been audited or reviewed by one of the “Big Four” accounting firms or by another independent accounting firm of national or regional repute or otherwise reasonably satisfactory to the Administrative Agent, or if such financial statements have not been audited by such an accounting firm, (i) such financial statements shall have been approved by the Administrative Agent and (ii) the Acquired Business has undergone a successful so called businessman’s review by one of the “Big Four” accounting firms as part of the Borrower’s due diligence on the Acquisition;

          (d) if the aggregate consideration (including as such consideration any indebtedness of the Acquired Business assumed or guaranteed by the Borrower or a Restricted Subsidiary) for such Acquisition is greater than or equal to $25,000,000 (including as consideration all deferred payment obligations and a reasonable estimate (satisfactory to the Administrative Agent) of any related Earn-Out Obligations), after giving effect to the Acquisition the Borrower shall have Unused Commitments of not less than $100,000,000;

(e) after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Sections 7.6, 7.7, 7.8 and 7.9 hereof on a pro forma basis.

The parties hereto hereby agree that the FR Acquisition shall constitute a Permitted Acquisition for all purposes of this Agreement.

          “Person” shall mean any person, firm, corporation, limited liability company, partnership, joint venture or other entity.

          “Property” shall mean, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

          “Refunding Borrowing” is defined in Section 1.4(a) hereof.

          “Required Lenders” shall mean at any time Lenders whose Commitments aggregate 51% or more.

          “Restricted Payments” is defined in Section 7.16 hereof.

          “Restricted Subsidiaries” means those Subsidiaries designated as such on Schedule 5.2 hereof and all other Subsidiaries becoming Restricted Subsidiaries pursuant hereto. Foreign Subsidiaries are not Restricted Subsidiaries.

          “Revolving Credit Agent” means Harris N.A., or any successor agent under the Revolving Credit Agreement.

          “Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 14, 2005, as amended, among you (the “Company”), Comstock Canada Ltd. (“Comstock”) and Emcor Group (UK) plc. (“EMCOR UK;” and together with the Company and Comstock, the “Borrowers”), the Revolving Agent and certain other Lenders party thereto

          “Strategic Ventures” means joint ventures, limited liability companies, partnerships, corporations or similar pooling of efforts entered into for the purpose of expanding the mechanical, electrical and/or facilities services businesses of the Borrower or any Restricted Subsidiary or the business of the Target or entering or expanding a business related to such businesses and includes Restricted Subsidiaries that are not Guarantors.

          “Stock Purchase Agreement” means Purchase and Sale Agreement dated as of August 20, 2007, between FR X Ohmstede Holdings LLC. and EMCOR Group, Inc.

          “Subsidiary” means, as to any particular parent corporation or other entity, any other entity at least 50.1% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or limited liability company or by any one or more other corporations or limited liability companies or other entities which are themselves subsidiaries of such parent corporation or limited liability company.

          “Target” means FR X Ohmstede Acquisitions Co., a Delaware corporation, and its Subsidiaries.

          “Term Notes” shall mean the Term Notes (including notes issued pursuant to Section 11.17 hereof) and “Term Note” shall mean any of the Term Notes.

          “Term Loans” is defined in Section 1.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

          “Third Party Performance Guarantees” means Performance Guarantees issued by Monumental to support contractual obligations of third parties.

          “Third Stage” means third stage of European economic and monetary union pursuant to the Treaty on European Union.

          “Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Borrower and its Restricted Subsidiaries at such time, including all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Restricted Subsidiaries or which the Borrower or any of its Restricted Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Restricted Subsidiaries has otherwise assured a creditor against loss.

          “Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993, as amended from time to time).

          “U.K. Subsidiaries” means such Subsidiaries organized under the laws of the United Kingdom.

          “U.S. Dollars” or “$” means lawful currency of the United States of America.

          “U.S. Subsidiaries” means the Subsidiaries of the Borrower organized under the laws of the United States of America as may from time to time be designated as such in writing by the Borrower and approved as such in writing by all Lenders (but subject to such conditions and limitations as either the Borrower or Lenders may impose).

          “Unrestricted Subsidiaries” means those Subsidiaries designated as such on Schedule 5.2 hereof.

          “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors of such Person, other than stock having such power only by reason of the happening of a contingency.

          “Welfare Plan” means a “welfare plan” as defined in Section 3(l) of ERISA.

          “Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law and other than shares held by others for licensing purposes) or other equity interests are owned by the Borrower and/or one or more wholly-owned subsidiaries within the meaning of this definition.

          Section 9.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

          Section 9.3. Capital Stock. All references in this Agreement to “capital stock” shall be deemed to include a reference to shares and all references to “stockholders” shall be deemed to include references to shareholders (where appropriate).

SECTION 10.	THE ADMINISTRATIVE AGENT.

          Section 10.1. Appointment and Authorization. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are designated to the Administrative Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Lenders acknowledge and agree that the Administrative Agent is not a trustee or other fiduciary for them. The Administrative Agent may resign at any time by sending twenty (20) days prior written notice to the Borrower and the Lenders and may be removed by the Required Lenders upon twenty (20) days prior written notice to the Borrower and the Lenders. In the event of any such resignation or removal, the Required Lenders may appoint a new agent, with the consent of the Borrower (which consent shall not be required if any Default or Event of Default has occurred and is continuing and which consent, if required, shall not be unreasonably withheld), which shall succeed to all the rights, powers and duties of the Administrative Agent hereunder and under the other Loan Documents. Any resigning or removed Administrative Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent or issuer hereunder, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns or is removed and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower and Guarantors shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

          Section 10.2. Rights as a Lender. The Administrative Agent has and reserves all of the rights, powers and duties hereunder and under the other Loan Documents as any Lender may have and may exercise the same as though it were not the Administrative Agent and the terms “Lender” or “Lenders” as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Administrative Agent in its individual capacity as Lender.

          Section 10.3. Standard of Care. The Lenders acknowledge that they have received and approved copies of the Loan Documents and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Administrative Agent makes no representations or warranties of any kind or character to the Lenders with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the Term Notes or any of the other Obligations or of any of the other Loan Documents or of the Liens provided for thereby or of any other documents called for hereby or thereby or of the Collateral. The Administrative Agent need not verify the worth or existence of the Collateral. Neither the Administrative Agent nor any director, officer, employee, agent or representative thereof (including any security trustee therefor) shall in any event be liable for any clerical errors or errors in judgment, inadvertence or oversight, or for action taken or omitted to be taken by it or them hereunder or under the other Loan Documents or in connection herewith or therewith except to the extent the same is solely a result of its or their own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone in good faith believed by it to be authorized to act on behalf of the Borrower), unless it has actual knowledge of the untruthfulness of same. The Administrative Agent may execute any of its duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and their duties hereunder, and shall incur no liability to anyone and be fully protected in acting upon the advice of such counsel. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Lender. The Administrative Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Lenders.

Upon the occurrence of an Event of Default hereunder, the Administrative Agent shall take such action with respect to the enforcement of the Liens on the Collateral and the preservation and protection thereof as it shall be directed to take by the Required Lenders but unless and until the Required Lenders have given such direction the Administrative Agent shall take or refrain from taking such actions as it deems appropriate and in the best interest of all Lenders. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and under the other Loan Documents unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking or continuing to take any such action. The Administrative Agent may treat the owner of any Term Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such owner in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Borrower. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and the Guarantors and the Administrative Agent shall have no liability to any Lender with respect thereto.

          Section 10.4. Costs and Expenses. Each Lender agrees to reimburse the Administrative Agent for all costs and expenses suffered or incurred by them or any security trustee in performing their duties hereunder and under the other Loan Documents, or in the exercise of any right or power imposed or conferred upon them hereby or thereby, to the extent that they are not promptly reimbursed for same by the Borrower or out of the Collateral, all such costs and expenses to be borne by the Lenders ratably in accordance with the amounts of their respective Commitments.

          Section 10.5. Indemnity. The Lenders shall ratably indemnify and hold the Administrative Agent and its directors, officers, employees, agents, representatives or attorneys-in-fact (including as such any security trustee therefor), harmless from and against any liabilities, losses, costs or expenses suffered or incurred by them hereunder or under the other Loan Documents or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower or out of the Collateral and except to the extent that any event giving rise to a claim was caused solely by the gross negligence or willful misconduct of the party seeking to be indemnified as determined by a final, non-appealable judgment of a court of competent jurisdiction.

          Section 10.6. [Intentionally Omitted]

          Section 10.7. Conflict. In the event of a conflict between the provisions of this Section 10 and the provisions of any Collateral Document regarding the rights, duties and obligations of the Administrative Agent, the provisions of this Section 10 shall govern.

          Section 10.8. Hedging Liability. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 11.17 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating

Hedging Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guarantees as more fully set forth in Section 3.4 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

          Section 10.9. Designation of Additional Administrative Agents. The Administrative Agent shall have the continuing right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

          Section 10.10. Authorization to Release or Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 7.14 hereof or which has otherwise been consented to in accordance with Section 11.4 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 7.10(h) and 7.11(e) hereof, and (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.

          Section 10.11. Authorization to Enter into, and Enforcement of, the Collateral Documents. Each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents (including the Intercreditor Agreement) on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent or Collateral Agent, as applicable, considers appropriate, provided neither the Administrative Agent nor the Collateral Agent shall amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent and/or Collateral Agent, as applicable. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Collateral Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders

(or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Collateral Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Collateral Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

SECTION 11.	MISCELLANEOUS.

          Section 11.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 11.1(b) hereof, each payment by the Borrower and each Guarantor under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes (but not withholdings) on the recipient imposed by a jurisdiction where it is domiciled or has an established place of business) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower or relevant Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest (including without limitation, for the avoidance of doubt, any taxes, penalties or interest attributable to any amounts reimbursed pursuant to the provisions hereof) the Borrower shall reimburse the Administrative Agent or that Lender for that payment on demand in the currency in which such payment was made. If the Borrower or any Guarantor pay any such taxes, penalties or interest, they shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Lender or the Administrative Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower or any Guarantor and evidenced by such a tax receipt, such Lender or Administrative Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower or such Guarantor as applicable, such amount as such Lender or Administrative Agent reasonably determines is attributable to such deduction or withholding and which will leave such Lender or Administrative Agent (after such payment) in no better or worse position than it would have been in if the Borrower or Guarantors had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Lender and the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Administrative Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

          (b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form W8-BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Term Loans) or Form W8-ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Term Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Term Loans. Notwithstanding the foregoing, (i) a Lender which becomes a Lender after the date hereof shall not be required to submit a Form W8-BEN or Form W8-ECI until the date it becomes a Lender; and (ii) a Lender shall have no obligations to provide either such Form (or successor form) subsequent to the date it becomes a Lender if such Lender is excused from doing so pursuant to Section 11.1(c).

          (c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 11.1. or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and the Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable. If any Lender can avoid the effect of any such change in law, regulation or treaty or in the application or interpretation thereof, whether by changing its lending office or otherwise, it undertakes to do so if the same can be accomplished without disadvantage to it. If some, but not all, of the Lenders are affected by a change of the type described herein, such Lender agrees that it will at the request of the Borrower assign its Obligations to another Lender under and pursuant to the conditions set forth in Section 11.17 hereof.

          Section 11.2. Holidays. If any payment of principal or interest on any of the Term Notes or any fees shall fall due on a Saturday, Sunday or on another day which is a legal holiday for lenders in the State of Illinois, (i) interest at the rates such Notes bear for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day and (ii) such principal, interest and fees shall be payable on such succeeding Business Day.

          Section 11.3. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the Administrative Agent or any holder of any of the Obligations in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and the holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

          Section 11.4. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

          (i) no amendment or waiver pursuant to this Section 11.4 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan (or participate therein) hereunder; and

          (ii) no amendment or waiver pursuant to this Section 11.4 shall, unless signed by each Lender, extend the Maturity Date, change the definition of Required Lenders, change the provisions of this Section 11.4, release any material Guarantor or any substantial part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document.

          Section 11.5. Costs and Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution, delivery, recording or filing or release of the Loan Documents or in connection with any consents hereunder or thereunder or waivers or amendments hereto or thereto or assignments pursuant hereto, including the reasonable fees and expenses of counsel for the Administrative Agent with respect to all of the foregoing, and all recording, filing, insurance or other fees, costs and taxes incident to perfecting a Lien upon the collateral security for the Term Notes and the other Obligations, and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent, the Lenders or any other holders of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of the Loan Documents, and all reasonable costs, fees and taxes of the types enumerated above incurred in supplementing (and recording or filing supplements to) the Collateral Documents in connection with assignments contemplated by Section 11.17 hereof if counsel to the Administrative Agent believes such supplements to be appropriate or desirable. The Borrower agrees to indemnify and save the Lenders, the Administrative Agent and any security trustee for the Administrative Agent or the Lenders harmless from any and all liabilities, losses, costs and expenses incurred by the Lenders or the Administrative Agent in connection with any action, suit or proceeding brought against the Administrative Agent, any security trustee or any Lender by any Person which arises out of the transactions contemplated or financed by any of the Loan Documents or out of any action or inaction by the Administrative Agent, any security trustee or any Lender thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The provisions of this Section 11.5 and the protective provisions of Section 2 hereof shall survive payment of the Obligations.

          Section 11.6. Stamp Taxes. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit to it is then in use or available.

          Section 11.7. Survival of Representations and Indemnities. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder. All indemnities and other provisions relative to reimbursement to the Administrative Agent and the Lenders of amounts sufficient to protect the yield of the Administrative Agent and the Lenders with respect to the Loans, shall survive the termination of this Agreement and the payment of the Obligations.

          Section 11.8. Construction. The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement.

          Section 11.9. Addresses for Notices. Unless specifically provided otherwise hereunder, all communications provided for herein shall be in writing and shall be deemed to have been given or made when served personally or three days after being deposited in the United States mail addressed, if to the Borrower, at 301 Merritt Seven Corporate Park, Norwalk, Connecticut 06851, Attention: Chairman of the Board, and if to the Lenders at their addresses as shown on the signature pages hereof or on any Assignment Agreement, or at such other address as shall be designated by any party hereto in a written notice given to each party pursuant to this Section 11.9.

          Section 11.10. Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

          Section 11.11. Headings. Article and Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

          Section 11.12. Severability of Provisions. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or other Loan Documents invalid or unenforceable.

          Section 11.13. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          Section 11.14. Binding Nature and Governing Law. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Lenders and the benefit of their successors and assigns, including any subsequent holder of an interest of the Term Notes. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with, and shall be governed by the internal laws of the State of Illinois without regard to principles of conflicts of law. The Borrower may not assign its rights or obligations hereunder without the written consent of all of the Lenders.

          Section 11.15. Entire Understanding. This Agreement, together with the other Loan Documents and any agreements between the Borrower and the Administrative Agent concerning fees, constitute the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

          Section 11.16. Participations. Any Lender may grant participations in its extensions of credit hereunder to any other financial institution (a “Participant”) provided that (i) no Participant shall thereby acquire any direct rights under this Agreement, (ii) no Lender shall agree with a Participant not to exercise any of its rights hereunder without the consent of such Participant except for rights which under the terms hereof may only be exercised by all Lenders, (iii) no sale of a participation in extensions of credit shall in any manner relieve the selling Lender of its obligations hereunder and (iv) the Borrower shall not be responsible for the costs incurred by any Lender in connection with such participations.

          Section 11.17. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

          (i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the

Assignment and Acceptance, as of the Effective Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.17(a)(i)(B) and, in addition:

          (a) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

          (b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

          (iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided such fee shall not be required for assignments to an Affiliate of a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (v) No Assignment to Borrower or Parent. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.17(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 11.5 and 11.7 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.16 hereof.

          (b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

          Section 11.18. Terms of Collateral Documents not Superseded. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

          Section 11.19. PERSONAL JURISDICTION AND JURY TRIAL WAIVERS.

          (a) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (b), THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER AGREE THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY (AND EACH OF THEM FOR THE BENEFIT OF THE OTHERS HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF) THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, BUT EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT THEY MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

          (b) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, AND EACH OF THE LENDERS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY (“PROPERTY”) IN A COURT IN ANY LOCATION OR JURISDICTION TO

ENABLE THE ADMINISTRATIVE AGENT OR ANY LENDER TO REALIZE ON PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY LENDER AND, WITHOUT PREJUDICE TO THE GENERALITY OF THE FOREGOING, THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT OR ANY LENDER SHALL BE ENTITLED TO COMMENCE PROCEEDINGS (WHETHER FOR THE PURPOSE OF OBTAINING OR ENFORCING ANY ORDER OR JUDGMENT OR OTHERWISE HOWSOEVER) IN THE COURTS OF THE JURISDICTIONS WHERE THE BORROWER OR ANY OF ITS PROPERTY IS LOCATED.

          (c) Jury Trial Waiver. The Borrower, the Administrative Agent, and each Lender hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

          Section 11.20. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan to the Borrower, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate permitted by applicable law (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by any one or more of the Lenders holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable with respect to such Loan but were not payable as a result of the operation of this Section 11.21 shall be cumulated and the interest and Charges payable to such Lender or Lenders in respect of other Loans shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the rate set out herein, to the date of repayment, shall be have been received by such Lender or Lenders.

          Section 11.21. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

          Section 11.22. Confidentiality. Each of the Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

[SIGNATURE PAGES TO FOLLOW]

          Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

          Dated as of this ____ day of September, 2007.

EMCOR GROUP, INC.

By

Its

          Accepted and Agreed to at Chicago, Illinois as of the day and year last above written.

          Each of the Lenders hereby agrees with each other Lender that if it should receive or obtain any payment (whether by voluntary payment, by realization upon collateral, by the exercise of rights of setoff or banker’s lien, by counterclaim or cross action, or by the enforcement of any rights under this Term Loan Agreement, the Term Notes or the Collateral Documents or otherwise) in respect of the Obligations, in a greater amount than such Lender would have received had such payment been made to the Administrative Agent and been distributed among the Lenders as contemplated by Section 3.4 hereof, then in that event the Lender receiving such disproportionate payment shall purchase for cash without recourse from the other Lenders an interest in the Obligations owed to such Lenders in such amount as shall result in a distribution of such payment as contemplated by Section 3.4 hereof. In the event any payment made to a Lender and shared with the other Lenders pursuant to the provisions hereof is ever recovered from such Lender, the Lenders receiving a portion of such payment hereunder shall restore the same to the payor Lender, with interest to the extent payable by the payor.

BANK OF MONTREAL, as Administrative Agent

By

Its

111 West Monroe Street
Chicago, Illinois 60690
Attention:

BMO CAPITAL MARKETS FINANCING, INC.

By

Its

111 West Monroe Street
Chicago, Illinois 60690
Attention:

LASALLE BANK NATIONAL ASSOCIATION

By

Its

135 South LaSalle Street, Suite 836
Chicago, Illinois 60606
Attention: Richard Kress

BANK OF AMERICA, N.A.

By

Its

1185 Avenue of the Americas
New York, New York
Attention: Richard Williams

U.S. BANK, NATIONAL ASSOCIATION

By

Its

425 Walnut Street, 8th Floor
ML CN-OH-W8
Cincinnati, Ohio 45205
Attention: Michael P. Dickman

RBS CITIZENS, NATIONAL ASSOCIATION

By

Its

28 State Street
Boston, Massachusetts 02109
Attention: Cindy Chen

KEYBANK NATIONAL ASSOCIATION

By

Its

127 Public Square
Cleveland, Ohio 44114
Attention: Frank Jancar

WACHOVIA BANK, N. A.

By

Its

205 Church Street
New Haven, Connecticut 06510
Attention: Barbara A. Keegan

HSBC BANK USA, NATIONAL ASSOCIATION

By

Its

8 Sound Shore Drive, 3rd Floor
Greenwich, Connecticut 06830
Attention: Thomas C. Himmelright

TD BANKNORTH N.A.

By

Its

5 Commerce Park North
Bedford, New Hampshire 03110
Attention: Charles Walker

FIFTH THIRD BANK

By

Its

38 Fountain Square
Cincinnati, Ohio 45202
Attention: Brooke Balcom

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By

Its

1114 Avenue of the Americas, 30th Floor
New York, New York 10036
Attention: Yvonne Guarardo

JP MORGAN CHASE BANK, N.A.

By

Its

201 North Central Avenue, Floor 21
Phoenix, Arizona 85004
Attention: Brad A. Richards

NATIONAL CITY BANK

By

Its

110 W. Berry Street, Suite 800
Fort Wayne, Indiana 46802
Attention: Gerald P. Witte

COMMERZBANK AG, NY AND GRAND CAYMAN BRANCHES

By

Its

2 World Financial Center
New York, New York 10281
Attention: Robert Taylor

RZB FINANCE LLC

By

Its

24 Grassy Plain Street
Bethel, Connecticut 06801
Attention: Randall C. Abrams

CITIBANK NA

By

Its

Attention:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By

Its

550 5th Avenue, 19th Floor
New York, New York 10036
Attention: Jordan Fragiacomo

COMMERCE BANK, N.A.

By

Its

1701 Route 70 East
Cherry Hill, New Jersey 08034
Attention: Thomas L. Savage

THE NORTHERN TRUST COMPANY

By

Its

50 South LaSalle Street
Chicago, Illinois 60603
Attention: Courtney L. O’Connor

MB FINANCIAL BANK, N.A.

By

Its

6111 N. River Road, 4th Floor
Rosemont, Illinois 60018
Attention: Henry Wessel

WEBSTER BANK, NATIONAL ASSOCIATION

By

Its

80 Elm Street
New Haven, Connecticut 06510
Attention: Matthew O. Riley

EXHIBIT A

TERM NOTE

September 19, 2007

          For value received, the undersigned, EMCOR GROUP, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of ________________________ ______________________ (the “Lender”), at the principal office of Bank of Montreal, Chicago Branch, in Chicago, Illinois, the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement on the due date therefore as specified in the Term Loan Agreement, together with interest on the principal amount of each Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in the Term Loan Agreement.

          The Lender shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Term Loan made by it pursuant to the Term Loan Agreement, any repayment of principal and interest and the principal balances from time to time outstanding hereon, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrowers to repay all Term Loans made to them pursuant to the Term Loan Agreement together with accrued interest thereon.

          This Note is one of the Term Notes referred to in the Term Loan Agreement dated as of September 19, 2007, among the Borrower, Bank of Montreal, as Administrative Agent, and the Lenders from time to time party thereto (the “Term Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Term Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Term Loan Agreement.

          This Note is issued by the Borrower under the terms and provisions of the Term Loan Agreement and is secured by the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Term Loan Agreement.

          This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of law.

          The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral herefor. The Borrower hereby waives presentment for payment and demand.

EMCOR GROUP, INC.

By

Its

A-2

EXHIBIT B

FORM OF OPINION OF COUNSEL

EXHIBIT B

September    , 2007

Bank of Montreal, as Administrative Agent
111 West Monroe Street
Chicago, IL 60690
Harris, N.A., as Collateral Agent, and
Lenders from time to time party to
the Term Loan Agreement hereinafter identified

Ladies and Gentlemen:

          I am Executive Vice President and General Counsel of EMCOR Group, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company and the corporations, limited liability companies and limited partnerships listed on Exhibit A hereto (the “Guarantors”, and collectively with the Company, the “Organizations”) in connection with the Term Loan Agreement dated as of September , 2007 (the “Term Loan Agreement”) by and among the Company and Bank of Montreal, individually and as Administrative Agent, and the Lenders which are or become parties thereto, in connection with which a term loan is being made available by you to the Company.

          This opinion is being delivered pursuant to Section 6(m) of the Term Loan Agreement. Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Term Loan Agreement.

          In connection with this opinion, I have reviewed the Term Loan Agreement; the form of Term Note; the form of Guaranty Agreement dated as of September , 2007 made by the Guarantors (as such term is defined in such Guaranty Agreement) in favor of the Guaranteed Creditors (as such term is defined in such Guaranty Agreement), the form of Assumption and Supplemental Guaranty Agreement dated as of September , 2007 made by certain Guarantors (as such term is defined in the Amended and Restated Credit Agreement dated as of October 14, 2005 by and among the Company and Certain of Its Subsidiaries and Harris N.A. and the Lenders which are or became parties thereto (the “Revolving Credit Agreement”)) in favor of the Guaranteed Creditors (as that term is defined in the Amended and Restated Guaranty Agreement dated as of October 14, 2005, which the Supplemental Guaranty Agreement supplements); the form of Second Amended and Restated Pledge Agreement dated as of September , 2007 by and among the Pledgors (as such term is defined in such Pledge Agreement), including the Company and other entities substantially owned, directly or indirectly by the Company, and Harris N.A., as Agent (the “Agent”); the form of Second Amended and Restated Security Agreement dated as of September , 2007 by and among the Debtors (as such term is defined in such Security Agreement), including the Company and other entities substantially owned, directly or indirectly, by the Company, and Harris N.A. (as such term is defined in such Security Agreement), as Agent (the “Agent”), and the Intercreditor and Collateral Agency Agreement dated as of September   ,

2007 by and among Harris N.A., as Collateral Agent and Revolver Agent, and Bank of Montreal, as Term Loan Agent (as such terms are defined therein), which the Company and the Guarantors have acknowledged and consented to (collectively, the “Loan Documents”).

I have also reviewed and am familiar with:

          (i) a copy of the certificate of incorporation (or other similar organization document) of each Organization which is a corporation, certified by the Secretary, Clerk, Assistant Secretary or Assistant Clerk of such Organization;

          (ii) a copy of the certificate of formation (or other similar organization document) of each Guarantor which is a limited liability company, certified by Members, a Manager or an officer of each such Guarantor;

(iii) a copy of the certificate of limited partnership of each Guarantor which is a limited partnership, certified by a general partner or officer of each such Guarantor;

          (iv) a certificate (or the equivalent thereof), dated as of a date no earlier than 30 days prior to the date hereof, as to the good standing and/or legal existence of each Organization issued by the Secretary of State of the state of such Organization’s organization provided such state issues such certificate or equivalent;

          (v) a copy of the by-laws of each Organization which is a corporation, certified by the Secretary or the Assistant Secretary or Clerk or Assistant Clerk of such Organization as being the by-laws of such Organization as in effect on the date hereof;

          (vi) a copy of the limited liability company agreement or operating agreement of each Guarantor which is a limited liability company, certified by Members, a Manager or an officer of each such Guarantor as being the limited liability company agreement or operating agreement of such Guarantor as in effect on the date hereof;

          (vii) a copy of the limited partnership agreement of each Guarantor which is a limited partnership, certified by an officer of the general partner of each such Guarantor or the officer of each such Guarantor as being the limited partnership agreement of such Guarantor as in effect on the date hereof;

          (viii) copies of certain resolutions adopted by the board of directors of each Organization which is a corporation, authorizing the execution, delivery and performance of the terms and provisions of the Loan Documents to which such Organization is party, each certified by the Secretary or Assistant Secretary or the Clerk or Assistant Clerk of such Organization;

(ix) copies of certain resolutions adopted by the members, Board of Managers or Managers of each Guarantor which is a limited liability company, authorizing the execution, delivery and performance of the terms and provisions of the Loan Documents to which such Guarantor is party, each certified by Members, a Manager, or an officer of such Guarantor; and

          (x) copies of certain resolutions adopted by the general partner of each Guarantor which is a limited partnership, authorizing the execution, delivery, and performance of the terms and provisions of the Loan Documents to which such Guarantor is a party, each certified by the Secretary of the general partner of such Guarantor.

          I also have examined such other corporate, limited liability company and limited partnership documents and records and such other agreements, certificates, opinions, instruments, papers, statutes and authorities, and have made such examinations of law, as I have deemed necessary as a basis for the opinions below.

          In such examinations, I have assumed the genuineness of all signatures (other than those of representatives of the Organizations), the completeness and authenticity of all records and all documents submitted to me as originals and the conformity to original documents of the documents supplied to me as copies. As to various questions of fact material to such opinions, I have relied upon representations and warranties of each of the Organizations contained in the Loan Documents and upon statements and certificates of the officers, Members, or Manager of the Organizations or of officers of the general partners of Organizations that are limited partnerships or of officers of Organizations that are limited partnerships and of other parties to the Loan Documents and of public officials, and upon public records. I have not conducted a search of or otherwise examined the records of any court.

          For purposes of the opinions hereinafter expressed, I have assumed that (a) each party to any Loan Document (other than the Organizations) has the power to enter into and perform all of its obligations thereunder, (b) each such party (other than the Organizations) has taken all necessary actions to authorize the due execution, delivery and performance of such Loan Document by it, and (c) each such Loan Document is the legal, valid and binding obligation of each such party (other than the Organizations) thereto.

          The opinions set forth in numbered paragraph 3 below with respect to the legality, validity, binding effect and enforceability of any Loan Document are subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and I express no opinion with respect to the application of equitable principles to any Loan Document in any proceeding, whether at law or in equity.

          I express no opinion as to the enforceability of provisions of the Loan Documents which; (a) restrict access to legal or equitable remedies; (b) purport to waive or affect any rights to notices; (c) contain a covenant by a party to take actions the taking of which is discretionary with or subject to the approval of another party or which are otherwise subject to contingencies the fulfillment of which is not within the control of the party so covenanting; (d) purport to limit the

Agent’s obligations to exercise reasonable care in the custody and preservation of collateral in accordance with the Uniform Commercial Code of the State of New York; (e) purport to exculpate a party from, or indemnify a party against, its own negligence or failure to act in good faith or in accordance with standards of commercial reasonableness; (f) purport to allow the Agent to establish evidentiary standards for suit or proceedings to enforce such Loan Documents; (g) purport to allow the Agent to set off and apply deposits of any Organization to its obligations under the Loan Documents without prior notice having been given to any Organization, or as to the enforceability of any waiver by any Organization of demand or of rights to set-off or counterclaim; (h) relate to delay, election or omission of enforcement of remedies; (i) relate to severability; or (j) purport to constitute waivers of rights of subrogation, reimbursement, contribution, exoneration or indemnity by any Organization. I also point out that legal and equitable principles require good faith and fair dealing by the Agent and may require the Agent to exercise its rights and remedies under the Loan Documents in a reasonable manner, including, but not limited to, consideration by the Agent of the materiality of any breach by any Organization and of the consequences of such breach to the Agent. Furthermore, certain other provisions as to rights, remedies, covenants and limitations contained in the Loan Documents are subject to legal or equitable principles relating to the strict or specific enforcement of such rights, remedies, covenants and limitations. However, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, the limitations referred to in this paragraph and/or in other parts of this opinion, do not, in my opinion, make the remedies and procedures which will be afforded to the Agent inadequate for the realization of the substantive benefits purported to be provided under the Loan Documents.

          I also point out that the enforceability of the above-referenced Security Agreement and the security interests created thereby may be subject to rights of account debtors and any claims or defenses of such persons against any Organization. Moreover, in the case of receivables that are due from the United States or any state thereof or any department of the United States or any state thereof, the right to collect upon such receivables may be limited by the Assignment of Claims Act, 31 U.S.C.A. § 3727 (1989) and any applicable state law relating to the assignment of claims against such State.

          I express no opinion with respect to the right, title or interest of any Organization in or to any property, the existence, location or description of any Collateral (as such term is defined in the Loan Documents), or the priority or perfection of any security interest or other Lien in any of the Collateral as such term is defined in the Loan Documents or any other Lien referred to in the Loan Documents.

          When reference is made in this opinion to “knowledge” or to what is “known to me”, it means my actual knowledge and in this regard it is noted that I have not made any special review, investigation or inquiry in connection with rendering the opinion with respect to the matters so qualified.

          I am admitted to practice law in the State of New York and I do not purport to be expert on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. For the purposes of this opinion, I have assumed that the laws of the States of Illinois, and of the state of incorporation or organization of each of the Organizations not incorporated or organized in Delaware or New York, are identical to the laws of the State of New York. For the purpose of the due certification of status in the first sentence of my opinion in numbered paragraph 1 below, I have relied solely upon certificates of public officials of the states of organization of each of the Organizations. For purposes of my opinion expressed in the second sentence of numbered paragraph 1 below in respect of due qualification and good standing as a foreign organization, I am relying solely on the representations and warranties of each of the Organizations contained in the Loan Documents.

          Based upon and subject to the foregoing, I am of the opinion that:

          1. Except as set forth in the Side Letter referred to in the Credit Agreement, each of the Organizations which is a corporation is a validly existing corporation in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to transact the business in which it is engaged as now conducted, and each of the Organizations which is a limited liability company or a limited partnership is a legally existing limited liability company or limited partnership, respectively, in good standing or in existence under the laws of its jurisdiction of organization and has the power and authority to transact the business in which it is engaged and now conducted. Each of the Organizations which is a corporation or a limited liability company is duly qualified and in good standing as a foreign corporation or limited liability company, as the case may be, in all of the states in which, to my knowledge, failure to be so qualified would have a Material Adverse Effect.

          2. The Company has the corporate power to borrow from you. Each Guarantor has the corporate, limited liability company, limited partnership, or other power to guarantee all of the indebtedness, obligations and liabilities of the Company to you pursuant to the Term Loan Agreement. Each Organization has the corporate, limited liability company, limited partnership, or other power to mortgage, pledge, assign and otherwise encumber its assets and properties as collateral security for such borrowings, obligations and guarantees, to execute and deliver the Loan Documents executed by it and to which it is a party and to observe and perform all of the terms and provisions of such Loan Documents. The execution and delivery of the Loan Documents executed by each of the Organizations does not, nor will the observance and performance of any of the terms and provisions thereof, violate any law or the certificate of incorporation, certificate of formation, by-laws, limited liability company agreement, operating agreement or limited partnership agreement (or other similar documents) of any such Organization or, to my knowledge, any covenant, indenture or agreement to which such Organization is a party.

          3. The Loan Documents executed by each Organization have been duly authorized by all necessary corporate, limited liability company, limited partnership, or other action, have been executed and delivered by the proper officers or other representatives of such Organization and constitute valid and binding agreements of such Organization, enforceable against it in accordance with the respective terms of such Loan Documents.

          4. Except as may be required in order to perfect the Liens contemplated by the Loan Documents, no order, authorization, consent, license or exemption of, or filing or registration with, any court or governmental department, agency, instrumentality or regulatory body of the United States of America or the State of New York is or will be required in connection with the lawful execution and delivery of the Loan Documents by each Organization party thereto or the performance by each such Organization of any of the terms of the Loan Documents.

          5. To my knowledge, after due inquiry, except as disclosed on Schedule 5.9 of the Credit Agreement or the Side Letter or in the notes to the financial statements of the Company as at and for the fiscal year ended December 31, 2006 or in the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007, there is no action, suit, proceeding or investigation at law or in equity before or by any court or public body pending or threatened against any Organization or any of its assets or properties which, if adversely determined, could result in a Material Adverse Effect.

          This opinion letter is furnished solely for your benefit in connection with matters relating to the Loan Documents and may not be used or relied upon by any other person or for any other purpose without my prior written consent.

Very truly yours,

Sheldon I. Cammaker Executive Vice President and General Counsel

EXHIBIT C

EMCOR GROUP, INC.

COMPLIANCE CERTIFICATE

FOR THE QUARTER ENDING __________

To:	Bank of Montreal as Administrative Agent under, and the Lenders party to the Term Loan Agreement described below

          This Compliance Certificate is furnished to the Lenders pursuant to the requirements of Section 7.5 of the Term Loan Agreement dated as of September 19, 2007, by and between EMCOR Group, Inc., a Delaware corporation (the “Borrower”), Bank of Montreal, as agent thereunder (the “Administrative Agent”) and the Lenders named therein (the “Term Loan Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Term Loan Agreement.

          THE UNDERSIGNED HEREBY CERTIFIES THAT:

          1. I am the duly elected ______________ of the Borrower;

          2. I have reviewed the terms of the Term Loan Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and the Restricted Subsidiaries during the accounting period covered by the financial statements being furnished concurrently with this Certificate;

          3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or an Event of Default at any time during or at the end of the accounting period covered by the accompanying financial statements or as of the date of this Certificate, except as set forth immediately below;

          4. The financial statements required by Section 7.5 of the Term Loan Agreement and being furnished to you concurrently with this Certificate are true, correct and complete as of the dates and for the periods covered thereby; and

          5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Term Loan Agreement, all of which data and computations are true, complete and correct and have been made in accordance with the relevant Sections of the Term Loan Agreement.

          6. Also attached hereto is a summary of claims with a recorded value of over $5,000,000 in litigation, mediation or arbitration.

          Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking, or proposes to take with respect to each such condition or event:

          The foregoing certifications, together with the computations set forth in Schedule I attached hereto and the financial statements furnished concurrently with this Certificate in support hereof, are made and delivered as of this ______ day of _______________, 20___.

EMCOR GROUP, INC.

By:

Title:

(Type or Print Name)

C-2

SCHEDULE I

EMCOR GROUP, INC.

COMPLIANCE CALCULATIONS
FOR
TERM LOAN AGREEMENT
DATED AS OF SEPTEMBER 19, 2007

CALCULATIONS AS OF _______________, 20__

A.	MINIMUM NET WORTH (SECTION 7.6)

	1.	Net Worth	$________

	2.	$400,000,000 plus 50% of Net Income for each Fiscal Quarter of the Borrower ending on or after December 31, 2005	$________

	3.	Line A1 is at least equal to line A2

	4.	Borrower is in Compliance	Yes/No

B.	LEVERAGE RATIO (SECTION 7.7)

	1.	Total Funded Debt	$________

	2.	Excess Cash	$________

	3.	Line B1 minus B2	$________

	4.	Net Income for past 12 calendar months	$________

	5.	Interest Expense for past 12 calendar months	$________

	6.	Income taxes for past 12 calendar months	$________

	7.	Depreciation of fixed assets for past 12 calendar months	$________

	8.	Amortization of intangible assets during part 12 calendar months	$________

	9.	Sum of Lines B4, B5, B6, B8 and B9	$________

	10.	Adjustments resulting from Acquisitions during past 12 calendar months (whether positive or negative)	$________

	11.	Sum of Lines B9 and B10	$________

	12.	Ratio of Line B3 to Line B11	________

	13.	Ratio of Line B11 shall not be more than	3.25 to 1

	14.	Borrower is in Compliance	Yes/No

C.	INTEREST COVERAGE RATIO (SECTION 7.8)

	1.	Net Income for past 12 calendar months	$________

	2.	Interest Expenses for past 12 calendar months	$________

	3.	Income taxes for past 12 calendar months	$________

	4.	Sum of Lines C1, C2 and C3	$________

	5.	Adjustments resulting from Acquisitions of the past 12 calendar months (whether positive or negative)	$________

	6.	Sum of Line C4 and C5	$________

	7.	Interest Expense for past 12 calendar months	$________

	8.	All interest income received during past 12 calendar months	$________

	9.	Line C7 minus Line C8	$________

	10.	Ratio of Line C6 to Line C9	$________

	11.	C10 shall not be less than	2.5 to 1

	12.	Borrower is in Compliance	Yes/No

D.	CAPITAL AND OTHER RESTRICTED EXPENDITURES (SECTION 7.13)

	1.	Capital Expenditures (not including Capital Expenditures which constitute Permitted Acquisitions)	$________

	2.	Face amount of Letters of Credit issued during past 12 calendar months	$________

	3.	Aggregate amount expended to guarantee Indebtedness for Money Borrowed for any Strategic Venture (not including capital stock of the Borrower)	$________

4.	Sum of Lines D1, D2 and D3	$________

5.	2.00% of the arithmetic average of unrealized revenue from contracts in progress as of last day of past four calendar quarters then ended	$________

6.	Net cash proceeds from the sale of assets for past four calendar quarters then ended	$________

7.	Maximum amount of dividends which company could pay as of date of expenditure or application in question	$________

8.	Sum of Lines D5, D6 and D7	$________

9.	Line D4 shall not exceed Line D8

10.	Borrower is in Compliance	Yes/No

EXHIBIT D

ASSIGNMENT AND ACCEPTANCE

Dated _____________, _____

          Reference is made to the Term Loan Agreement dated as of _________________ (as extended, renewed, amended or restated from time to time, the “Term Loan Agreement”) among EMCOR Group, Inc., the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (the “Administrative Agent”). Terms defined in the Term Loan Agreement are used herein with the same meaning.

          ______________________________________________________ (the “Assignor”) and _________________________ (the “Assignee”) agree as follows:

          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Term Loan Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date.

          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Term Loan Agreement or any other instrument or document furnished pursuant thereto.

          3. The Assignee (i) confirms that it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 7.5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Term Loan Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Term Loan Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

          4. As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Term Loan Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

          5. The effective date for this Assignment and Acceptance shall be ___________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.

          6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Term Loan Agreement.

          7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Term Loan Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Term Loan Agreement for periods prior to the Effective Date directly between themselves.

D-2

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[ASSIGNOR LENDER]

By

Name

Title

[ASSIGNEE LENDER]

By

Name

Title

Accepted and consented this
____ day of _____________

EMCOR GROUP, INC.

By

Name

Title

Accepted and consented to by the Administrative
Agent this ___ day of ________

BANK OF MONTREAL,
as Administrative Agent

By

Name

Title

D-3

ANNEX I
TO ASSIGNMENT AND ACCEPTANCE

          The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Term Loan Agreement as of the effective date.

FACILITY ASSIGNED	AGGREGATE COMMITMENT/LOANS FOR ALL LENDERS	AMOUNT OF COMMITMENT/LOANS ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT/LOANS

Term Loan	$_____________	$_____________	_____%

EXHIBIT E

NOTICE OF BORROWING

Date:____________ , ____

To:

Bank of Montreal, as Administrative Agent for the Lenders parties to the Term Loan Agreement dated as of September 19, 2007 (as extended, renewed, amended or restated from time to time, the “Term Loan Agreement”), among EMCOR Group, Inc., certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

          The undersigned, EMCOR Group, Inc. (the “Borrower”), refers to the Term Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.3 of the Term Loan Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is ___________, ____.

2. The aggregate amount of the proposed Borrowing is $______________.

3. The Borrowing is to be comprised of $___________ of [Base Rate] [Eurodollar] Loans.

[4. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) the representations and warranties of the Borrower contained in Section 5 of the Term Loan Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

EMCOR GROUP, INC.

By

Name

Title

EXHIBIT F

NOTICE OF CONTINUATION/CONVERSION

Date: ____________, ____

To:

Bank of Montreal, as Administrative Agent for the Lenders parties to the Term Loan Agreement dated as of September 19, 2007 (as extended, renewed, amended or restated from time to time, the “Term Loan Agreement”) among EMCOR Group, Inc., certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

          The undersigned, EMCOR Group, Inc. (the “Borrower”), refers to the Term Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.3 of the Term Loan Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is __________, ____.

2. The aggregate amount of the Term Loans to be [converted] [continued] is $______________.

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Term Loans included in the [conversion] [continuation] shall be _________ months.

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) the representations and warranties of the Borrower contained in Section 6 of the Term Loan Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

EMCOR GROUP, INC.

By

Name

Title

EXHIBIT G

COMMITMENT AMOUNT INCREASE REQUEST

_______________, ____

To:

Bank of Montreal, as Administrative Agent for the Lenders parties to the Term Loan Agreement dated as of September 19, 2007 (as extended, renewed, amended or restated from time to time, the “Term Loan Agreement”), among EMCOR GROUP, INC., certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

          The undersigned, EMCOR GROUP, INC. (the “Borrower”) hereby refers to the Term Loan Agreement and requests that the Administrative Agent consent to an increase the aggregate outstanding principal amount of the Term Loans (the “Commitment Amount Increase”), in accordance with Section 1.7 of the Credit Agreement, to be effected by [an increase in the outstanding Term Loan] of [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

          After giving effect to such Commitment Amount Increase, the outstanding balance of Term Loans of the [Lender] [New Lender] shall be $_____________.

[Include paragraphs 1-4 for a New Lender]

          1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Term Loan Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Term Loan Agreement. The New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the credit worthiness of the Borrower or any other party to the Term Loan Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Term Loan Agreement or any other Loan Document or the value of any security therefor.

          2. Except as otherwise provided in the Term Loan Agreement, effective as of the date of [acknowledgment] [acceptance] hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Term Loan Agreement and have all the rights and obligations of a “Lender” under the Term Loan Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Term Loan Agreement as if it were an original signatory thereto.

          3. The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

          [4. The New Lender has delivered, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in Section 11.1 of the Term Loan Agreement.]*

          THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

          The Commitment Amount Increase shall be effective when the executed [consent] [acknowledgement] of the Administrative Agent is received or otherwise in accordance with Section 1.7 of the Term Loan Agreement, but not in any case prior to ___________________, ____. It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 1.7 of the Term Loan Agreement that have been invoiced to the appropriate party shall have been paid, if then due.

          The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

          Please indicate the Administrative Agent’s [consent] [acknowledgment] to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

G-2

Very truly yours,

EMCOR GROUP, INC.

By

Name:

Title:

[NEW OR EXISTING LENDER INCREASING COMMITMENTS]

By

Name

Title

The undersigned hereby [consents [acknowledges] on this __ day of _____________, _____ to the above-requested Commitment Amount Increase.

BANK OF MONTREAL, as Administrative Agent

By

Name

Title

G-3

SCHEDULE 1.1

COMMITMENTS

LENDER	COMMITMENT	PERCENTAGE

Keybank National Association	$25,000,000	8.33%

U.S. Bank, National Association	$25,000,000	8.33%

BMO Capital Markets Financing, Inc.	$22,500,000	7.50%

Fifth Third Bank	$22,500,000	7.50%

RBS Citizens, National Association	$20,000,000	6.67%

Wachovia Bank, N.A.	$17,500,000	5.83%

The Prudential Insurance Company of America	$17,500,000	5.83%

JP Morgan Chase Bank, N.A.	$17,500,000	5.83%

HSBC Bank USA, National Association	$15,000,000	5.00%

TD Banknorth N.A.	$15,000,000	5.00%

National City Bank	$15,000,000	5.00%

RZB Finance LLC	$10,000,000	3.33%

Bank of America, N.A.	$10,000,000	3.33%

Commerzbank AG	$10,000,000	3.33%

Citibank NA	$10,000,000	3.33%

Wells Fargo Bank, National Association	$10,000,000	3.33%

Commerce Bank, N.A.	$10,000,000	3.33%

The Northern Trust Company	$10,000,000	3.33%

MB Financial, N.A.	$7,500,000	2.50%

LENDER	COMMITMENT	PERCENTAGE

LaSalle Bank National Association	$5,000,000	1.67%

Webster Bank, National Association	$5,000,000	1.67%

TOTAL	$300,000,000	100%

SCHEDULE 4.2

THE GUARANTORS

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

EMCOR Government Services, Inc.	Maryland	100%	EMCOR Facilities Services, Inc.

Aircond Corporation	Georgia	100%	EMCOR Government Services, Inc.

The Betlem Service Corporation	New York	100%	EMCOR Government Services, Inc.

CES Facilities Management Services, Inc.	Maryland	100%	EMCOR Government Services, Inc.

Combustioneer Corporation	Maryland	100%	EMCOR Government Services, Inc.

EMCOR Services Midwest, Inc.	Delaware	100%	EMCOR Government Services, Inc.

Trimech Plumbing L.L.C.	Delaware	100%	EMCOR Services New York/New Jersey, Inc.

Viox Services, Inc.	Ohio	100%	EMCOR Government Services, Inc.

Dyn Specialty Contracting, Inc.	Virginia	100%	EMCOR Construction Services, Inc.

Dynalectric Company	Delaware	100%	DYN Specialty Contracting, Inc.

Dynalectric Company of Nevada	Nevada	100%	DYN Specialty Contracting, Inc.

Contra Costa Electric, Inc.	California	100%	DYN Specialty Contracting, Inc.

B&B Contracting & Supply Company	Texas	100%	DYN Specialty Contracting, Inc.

KDC Inc.	California	100%	DYN Specialty Contracting, Inc.

EMCOR Construction Services, Inc.	Delaware	100%	MES Holdings Corp.

EMCOR Mechanical/Electrical Services (East), Inc.	Delaware	100%	EMCOR Construction Services, Inc.

Heritage Mechanical Services, Inc.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Welsbach Electric Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Forest Electric Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Welsbach Electric Corp. of L.I.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Penguin Maintenance and Services Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Penguin Air Conditioning Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Inte-Fac Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

R. S. Harritan & Company, Inc.	Virginia	100%	EMCOR Mechanical/Electrical Services (East), Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

J.C. Higgins Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Illingworth Corporation	Wisconsin	100%	EMCOR Government Services, Inc.

New England Mechanical Services of Massachusetts, Inc.	Massachusetts	100%	New England Mechanical Services, Inc.

New England Mechanical Services, Inc.	Connecticut	100%	EMCOR Government Services, Inc.

Labov Mechanical, Inc.	Delaware	100%	J.C. Higgins Corp.

Midland Fire Protection, Inc.	Rhode Island	100%	J.C. Higgins Corp.

Labov Plumbing, Inc.	Delaware	90%	Labov Mechanical, Inc.

Duffy Mechanical Corp.	Maryland	100%	EMCOR Construction Services, Inc.

EMCOR Hyre Electric Co. of Indiana, Inc.	Delaware	100%	EMCOR Construction Services, Inc.

Dynalectric Company of Ohio	Ohio	100%	EMCOR Construction Services, Inc.

Gibson Electric Co., Inc.	New Jersey	100%	EMCOR Construction Services, Inc.

Dynalectric of Michigan, Inc.	Delaware	100%	EMCOR Construction Services, Inc.

University Mechanical & Engineering Contractors, Inc.	California	100%	EMCOR Construction Services, Inc.

Pace Mechanical Services, Inc.	Michigan	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

The Fred B. DeBra Co.	Delaware	100%	EMCOR Construction Services, Inc.

University Mechanical & Engineering Contractors, Inc.	Arizona	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

Hansen Mechanical Contractors, Inc.	Nevada	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

Trautman & Shreve, Inc.	Colorado	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

EMCOR Gowan, Inc.	Texas	100%	EMCOR Construction Services, Inc.

EMCOR International Inc.	Delaware	100%	MES Holdings Corporation

Marelich Mechanical Co., Inc.	California	100%	EMCOR Construction Services, Inc.

Design Air, Limited	Washington	100%	EMCOR Construction Services, Inc.

S.A. Comunale Co., Inc.	Ohio	100%	EMCOR Construction Services, Inc.

University Marelich Mechanical, Inc.	California	100%	EMCOR Construction Services, Inc.

EMCOR Energy Services, Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

EMCOR Facilities Services, Inc.	Delaware	100%	MES Holdings Corporation

Mesa Energy Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.

EMCOR Services Northeast, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.

EMCOR Services New York/New Jersey, Inc.	New York	100%	EMCOR Facilities Services, Inc.

Building Technology Engineers, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.

BTE Service, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.

Fluidics, Inc.	Pennsylvania	100%	EMCOR Facilities Services, Inc.

Air Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.

Monumental Investment Corporation	Maryland	100%	MES Holdings Corporation

The Poole and Kent Corporation	Maryland	100%	Monumental Investment Corporation

Poole and Kent - Connecticut, Inc.	Maryland	100%	Monumental Investment Corporation

Poole and Kent - New England, Inc.	Maryland	100%	Monumental Investment Corporation

Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.	Maryland	100%	Monumental Investment Corporation

Forti/Poole and Kent, L.L.C.	Maryland	100%	Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.

HVAC, Ltd.	Maryland	100%	Monumental Investment Corporation

Great Monument Construction Company	Maryland	100%	HVAC, Ltd.

Atlantic Coast Mechanical, Inc.	Maryland	100%	HVAC, Ltd.

The Poole and Kent Company	Maryland	100%	Monumental Investment Corporation

Poole & Kent Company of Florida	Delaware	100%	MES Holdings Corporation

EMCOR-CSI Holding Co.	Delaware	100%	MES Holdings Corporation

CSUSA Holdings L. L. C.	Delaware	100%	EMCOR CSI Holding Co.

CS48 Acquisition Corp.	Delaware	100%	CSUSA Holdings, LLC

Shambaugh & Son, L.P.	Texas	General Partner	CSUSA Holdings, LLC

	Texas	Limited Partner	CS48 Acquisition Corp.

Border Electric Co., L.P.	Texas	General Partner	CSUSA Holdings, LLC

	Texas	Limited Partner	CS48 Acquisition Corp.

Border Mechanical Co., L.P.	Texas	General Partner	CSUSA Holdings, LLC

	Texas	Limited Partner	CS48 Acquisition Corp.

Central Mechanical Construction Co., Inc.	Delaware	100%	EMCOR CSI Holding Co.

F & G Mechanical Corporation	Delaware	90%	EMCOR CSI Holding Co.

F & G Plumbing, Inc.	New Jersey	100%	F & G Mechanical Corporation

F & G Management, Inc.	Delaware	100%	EMCOR CSI Holding Co.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Hillcrest Sheet Metal, Inc.	Delaware	100%	EMCOR CSI Holding Co.

Kilgust Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.

Kuempel Service, Inc.	Ohio	100%	EMCOR CSI Holding Co.

Lowrie Electric Company, Inc.	Tennessee	100%	EMCOR CSI Holding Co.

Mandell Mechanical Corporation	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Maximum Refrigeration & Air Conditioning Corp.	Delaware	100%	EMCOR CSI Holding Co.

Meadowlands Fire Protection Corp.	New Jersey	100%	EMCOR CSI Holding Co.

North Jersey Mechanical Contractors, Inc.	New Jersey	100%	EMCOR CSI Holding Co.

Nogle & Black Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.

The Fagan Company	Kansas	100%	EMCOR CSI Holding Co.

Walker-J-Walker, Inc.	Tennessee	100%	EMCOR CSI Holding Co.

MES Holdings Corporation	Delaware	100%	EMCOR Group, Inc.

FR X Ohmstede Acquisitions Co.*	Delaware	100%	EMCOR Facilities Services, Inc.

HNT Holdings Inc.*	Delaware	100%	FR X Ohmstede Acquisitions Co.

Ohmstede Partners LLC*	Delaware	100%	HNT Holdings Inc.

Ohmstede Holdings LLC*	Delaware	100%	HNT Holdings Inc.

Ohmstede Ltd.*	Texas	1%	Ohmstede Partners LLC

		99%	Ohmstede Holdings LLC

Ohmstede Industrial Services, Inc.*	Texas	100%	Ohmstede Ltd.

Beaumont Real Estate Holding Company*	Texas	100%	Ohmstede Ltd.

*Effective upon the acquisition of FR X Ohmstede Acquisitions Co.

by EMCOR Group, Inc.

SCHEDULE 5.2

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Aircond Corporation	Georgia	100%	EMCOR Government Services, Inc.

Aircond Atlanta Corporation	Georgia	100%	Aircond Corporation

The Betlem Service Corporation	New York	100%	EMCOR Government Services, Inc.

CES Facilities Management Services, Inc.	Maryland	100%	EMCOR Government Services, Inc.

Combustioneer Corporation	Maryland	100%	EMCOR Government Services, Inc.

EMCOR Services Midwest, Inc.	Delaware	100%	EMCOR Government Services, Inc.

Illingworth Corporation	Wisconsin	100%	EMCOR Government Services, Inc.

New England Mechanical Services of Massachusetts, Inc.	Massachusetts	100%	New England Mechanical Services, Inc.

New England Mechanical Services, Inc.	Connecticut	100%	EMCOR Government Services, Inc.

Trimech Plumbing, L.L.C.	Delaware	90%	EMCOR Services New York/New Jersey, Inc.

Viox Services, Inc.	Ohio	100%	EMCOR Government Services, Inc.

DYN Specialty Contracting, Inc.	Virginia	100%	EMCOR Construction Services, Inc.

Dynalectric Company	Delaware	100%	DYN Specialty Contracting, Inc.

Dynalectric Company of Nevada	Nevada	100%	DYN Specialty Contracting, Inc.

Contra Costa Electric, Inc.	California	100%	DYN Specialty Contracting, Inc.

B&B Contracting & Supply Company	Texas	100%	DYN Specialty Contracting, Inc.

KDC, Inc.	California	100%	DYN Specialty Contracting, Inc.

EMCOR Construction Services, Inc.	Delaware	100%	MES Holdings Corp.

Defender Indemnity, Ltd.	Vermont	100%	EMCOR Risk Holdings, Inc.

EMCOR Risk Holdings, Inc.	Delaware	100%	MES Holdings Corp.

EMCOR Mechanical/Electrical Services, (East), Inc.	Delaware	100%	EMCOR Construction Services, Inc.

Heritage Mechanical Services, Inc.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Heritage M& S, Inc.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Welsbach Electric Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Welsbach Electric Corp. of L.I.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Forest Electric Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Penguin Maintenance and Services, Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Inte-Fac Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Penguin Air Conditioning Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

R.S. Harritan & Company, Inc.	Virginia	100%	EMCOR Mechanical/Electrical Services (East), Inc.

J.C. Higgins Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Midland Fire Protection, Inc.	Rhode Island	100%	J.C. Higgins Corp.

Labov Mechanical, Inc.	Delaware	100%	J.C. Higgins Corp.

Labov Plumbing, Inc.	Delaware	90%	Labov Mechanical, Inc.

Duffy Mechanical Corp.	Maryland	100%	EMCOR Construction Services, Inc.

EMCOR Facilities Services, Inc.	Delaware	100%	MES Holdings Corp.

Mesa Energy Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.

Newcomb Anderson Associates	California	100%	EMCOR Facilities Services, Inc.

EMCOR Services Northeast, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.

EMCOR Government Services, Inc.	Maryland	100%	EMCOR Facilities Services, Inc.

EMCOR Services New York/New Jersey, Inc.	New York	100%	EMCOR Facilities Services, Inc.

Consolidated Engineering Services, Inc.	Maryland	100%	EMCOR Facilities Services, Inc.

BTE Service, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.

Building Technology Engineers, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.

Fluidics, Inc.	Pennsylvania	100%	EMCOR Facilities Services, Inc.

Air Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.

Trimech Corporation	New Jersey	100%	EMCOR Facilities Services, Inc.

Gotham Air Conditioning Service, Inc.	New York	100%	EMCOR Facilities Services, Inc.

Dynalectric Company of Ohio	Ohio	100%	EMCOR Construction Services, Inc.

Dynalectric Company of Michigan	Delaware	100%	EMCOR Construction Services, Inc.

Gibson Electric Co., Inc.	New Jersey	100%	EMCOR Construction Services, Inc.

EMCOR Hyre Electric Co. of Indiana, Inc.	Delaware	100%	EMCOR Construction Services, Inc.

The Fred B. DeBra Co.	Delaware	100%	EMCOR Construction Services, Inc.

University Mechanical & Engineering Contractors, Inc.	California	100%	EMCOR Construction Services, Inc.

S. A. Comunale Co., Inc.	Ohio	100%	EMCOR Construction Services, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

BALCO, Inc.	Massachusetts	100%	EMCOR Construction Services, Inc.

Commonwealth Air Conditioning and Heating, Inc.	Massachusetts	100%	EMCOR Construction Services, Inc.

CommAir, Inc.	Massachusetts	100%	EMCOR Construction Services, Inc.

Pace Mechanical Services, Inc.	Michigan	100%	University Mechanical & Engineering Contractors, Inc.

University Mechanical & Engineering Contractors, Inc.	Arizona	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

MES Holdings Corporation	Delaware	100%	EMCOR Group, Inc.

Hansen Mechanical Contractors, Inc.	Nevada	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

Trautman & Shreve, Inc.	Colorado	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

Marelich Mechanical Co., Inc.	California	100%	EMCOR Construction Services, Inc.

Design Air, Limited	Washington	100%	EMCOR Construction Services, Inc.

EMCOR Gowan, Inc.	Texas	100%	EMCOR Construction Services, Inc.

University Marelich Mechanical, Inc.	Delaware	100%	EMCOR Construction Services, Inc.

EMCOR Energy Services, Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services, (East), Inc.

EMCOR International, Inc.	Delaware	100%	MES Holdings Corp.

Monumental Investment Corporation	Maryland	100%	MES Holdings Corporation

The Poole and Kent Corporation	Maryland	100%	Monumental Investment Corporation

Poole and Kent – Connecticut, Inc.	Maryland	100%	Monumental Investment Corporation

Poole and Kent – New England, Inc.	Maryland	100%	Monumental Investment Corporation

Poole & Kent Company of Florida	Delaware	100%	Monumental Investment Corporation

Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.	Maryland	100%	Monumental Investment Corporation

Forti/Poole and Kent L.L.C.	Maryland	100%	Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.

HVAC, Ltd.	Maryland	100%	Monumental Investment Corporation

Atlantic Coast Mechanical, Inc.	Maryland	100%	HVAC, Ltd.

Great Monument Construction Company	Maryland	100%	HVAC, Ltd.

The Poole and Kent Company	Maryland	100%	Monumental Investment Corporation

EMCOR-CSI Holdings Co.	Delaware	100%	MES Holdings Corporation

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

CSUSA Holdings L.L.C.	Delaware	100%	EMCOR CSI Holding Co.

CS48 Acquisition Corp.	Delaware	100%	CSUSA Holdings L.L.C.

Shambaugh & Son, L.P.	Texas	General Partner	CSUSA Holdings L.L.C.

Shambaugh & Son, L.P.	Texas	Limited Partner	CS48 Acquisition Corp.

Border Electric Co., L.P.	Texas	General Partner	CSUSA Holdings L.L.C.

Border Electric Co., L.P.	Texas	Limited Partner	CS48 Acquisition Corp.

Border Mechanical Co., L.P.	Texas	General Partner	CSUSA Holdings L.L.C.

Border Mechanical Co., L.P.	Texas	Limited Partner	CS48 Acquisition Corp.

AM Contractors 1, Inc.	Michigan	100%	EMCOR CSI Holding Co.

Central Mechanical Construction Co., Inc.	Delaware	100%	EMCOR CSI Holding Co.

F & G Mechanical Corporation	Delaware	90%	EMCOR CSI Holding Co.

F & G Plumbing, Inc.	Delaware	100%	F & G Mechanical Corporation

F & G Management, Inc.	Delaware	100%	EMCOR CSI Holdings, L.L.C.

Hillcrest Sheet Metal, Inc.	Delaware	100%	EMCOR CSI Holding Co.

Kilgust Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.

Kuempel Service, Inc.	Ohio	100%	EMCOR CSI Holding Co.

Lowrie Electric Company, Inc.	Tennessee	100%	EMCOR CSI Holding Co.

Mandell Mechanical Corporation	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Maximum Refrigeration & Air Conditioning Corp.	Delaware	100%	EMCOR CSI Holding Co.

Meadowlands Fire Protection Corp.	New Jersey	100%	EMCOR CSI Holding Co.

Nogle & Black Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.

North Jersey Mechanical Contractors, Inc.	New Jersey	100%	EMCOR CSI Holding Co.

The Fagan Company	Kansas	100%	EMCOR CSI Holding Co.

Walker-J-Walker, Inc.	Tennessee	100%	EMCOR CSI Holding Co.

FR X Ohmstede Acquisitions Co.*	Delaware	100%	EMCOR Facilities Services, Inc.

HNT Holdings Inc.*	Delaware	100%	FR X Ohmstede Acquisitions Co.

Ohmstede Partners LLC*	Delaware	100%	HNT Holdings Inc.

Ohmstede Holdings LLC*	Delaware	100%	HNT Holdings Inc.

Ohmstede LTD.*	Texas	1%	Ohmstede Partners LLC

		99%	Ohmstede Holdings LLC

Ohmstede Industrial Services, Inc.*	Texas	100%	Ohmstede Ltd.

Beaumont Real Estate Holding Company*	Texas	100%	Ohmstede Ltd.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

3072455 Nova Scotia Company	Canada	100%	EMCOR International, Inc.

Comstock Canada, Ltd.	Canada	100%	3072454 Nova Scotia Company

3072454 Nova Scotia Company	Canada	100%	EMCOR International, Inc.

Comstock Power Ltd.	Canada	100%	Comstock Canada, Ltd.

EMCOR Holdings LP	Canada	99%	3072454 Nova Scotia Company

EMCOR (UK) Limited	UK	100%	EMCOR International, Inc.

EMCOR Group (UK) plc	UK	100%	EMCOR (UK) Limited

EMCOR Facilities Services Ltd.	UK	100%	EMCOR Group (UK) plc

Drake & Scull Airport Services, Ltd.	UK	100%	EMCOR Group (UK) plc

EMCOR Energy Services, Ltd.	UK	100%	EMCOR Group (UK) plc

Drake & Scull International, Ltd.	UK	100%	EMCOR Group (UK) plc

EMCOR Rail Ltd.	UK	100%	EMCOR Group (UK) plc

EMCOR Energy Services, Inc.	UK	100%	EMCOR Group (UK) plc

Drake &Scull Holdings Ltd.	UK	100%	EMCOR Group (UK) plc

Delcommerce (Contract Services) Ltd.	UK	100%	EMCOR (UK) Limited

Drake & Scull (Scotland) Ltd.	UK	100%	EMCOR (UK) Limited

DSE (Far East) Ltd.	UK	100%	EMCOR Group (UK) plc

BL Distribution Ltd.	UK	100%	EMCOR (UK) Limited

Drake & Scull Properties, Ltd.	UK	100%	EMCOR (UK) Limited

Businessland Holdings	UK	100%	EMCOR Group (UK) plc

FOREIGN SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Emcor (Cayman Islands) Ltd.	Cayman Islands	100%	EMCOR International Inc.

Drake & Scull (Cayman Islands) No. 2 Limited	Cayman Islands	100%	EMCOR International Inc.

EMCOR Drake & Scull International Limited	Jebel Ali Free Zone	100%	Drake & Scull (Cayman Islands) Ltd.

JWP Technical Services (Malaysia) Sdn Bhd	Malaysia	100%	EMCOR International Inc.

Drake & Scull France EURL	France	100%	EMCOR Group (UK) plc

Langgit Tinggi Sdn Bhd	Malaysia	100%	EMCOR (UK) Ltd.

Poole and Kent, Ltd.	Bermuda	100%	Monumental Investment Corporation

Atlas Indemnity, Ltd.	Bermuda	100%	EMCOR Risk Holdings, Inc.

University Mechanical deMexico S.A. Dec.V.	Mexico	98%	University Mechanical & Engineering Contractors, Inc.

*Effective upon the acquisition of FR X Ohmstede Acquisitions Co. by EMCOR Group, Inc.

UNRESTRICTED SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Afgo Engineering Corp. of Washington	Delaware	100%	Sellco Corporation

Antwerp Education Center N.V.	Belgium	100%	Sellco Corporation

Businessland Canada Ltd.	Canada	100%	JWP Information Services, Inc.

Businessland (Hong Kong) Limited	Hong Kong	100%	JWP Information Services, Inc.

Drake & Scull France SARL	France	100%	Sellco Corporation

Guzovsky/JWP Electrical Inc.	Rhode Island	100%	Sellco Corporation

Jamaica Water Securities Corp.	New York	100%	Sellco Corporation

JWP Espana SA	Spain	100%	Sellco Corporation

JWP France SARL	France	100%	Sellco Corporation

JWP/HCII Corp.	Delaware	100%	Sellco Corporation

JWP Information Services, Inc.	California	100%	Sellco Corporation

JWP Information Services SARL	France	100%	Sellco Corporation

JWP TS Corp.	New Jersey	100%	Sellco Corporation

Micro Avenue	Belgium	100%	Sellco Corporation

MicroCom	Belgium	100%	Sellco Corporation

Sivea Benelux	Belgium	100%	Sellco Corporation

SLR Constructors Inc.	New York	100%	Sellco Corporation

Teletime Limited	Ontario	100%	Sellco Corporation

Sellco Corporation	Delaware	100%	EMCOR Group, Inc.

JWP Energy Products, Inc.	Idaho	100%	EMCOR Group, Inc.

JWP Telecom, Inc.	Delaware	100%	EMCOR Group, Inc.

Standard Telecommunications Equipment, Inc.	New Jersey	100%	JWP Telecom, Inc.

MEC Constructors, Inc.	Delaware	100%	MEC Constructors, Inc.

JWP Technical Services (C.N.M.I.), Inc.	Northern Marianas	100%	MEC Constructors, Inc.

JWP Thailand Ltd.	Thailand	100%	MEC Constructors, Inc.

SCHEDULE 5.9

LITIGATION

          The information set forth in the Legal Proceedings Sections of the Company’s Form 10-K for the year ended December 31, 2006 and of the Company’s Form 10-Q for the Quarter ended June 30, 2007 is hereby incorporated herein by reference thereto.

SCHEDULE 7.10

INDEBTEDNESS

1.	Monumental Investment Corp.

Monumental is obligated in respect of obligations arising out of or incurred in connection with the sale of by the Maryland Energy Financing Administration (the “Administration”) of Maryland Energy Financing Administration Limited Obligation Local District Cooling Facilities Revenue Bonds (Comfort Link Project) 2001 series in the principal amount of $25,000,000 and the loan in December 2001 of such bond proceeds by the Administration to District Chilled Water General Partnership d/b/a Comfort Link (“Comfort Link”) of which Monumental is a general partner, including Monumental’s obligations to guarantee the payment of such indebtedness and related costs and expenses by Comfort Link.

2.	EMCOR Group, Inc. and various EMCOR Subsidiaries

	a.	$2.0 million payable under finance leases and purchase money mortgages.

b.

EMCOR and its subsidiaries have guaranteed the obligations of one another in respect of bonds issued by surety companies. Certain of these obligations are secured by a lien upon the assets of each guarantor.

3.	EMCOR Group (UK) plc

D&S and EMCOR (UK) Limited are guarantors of a Saudi Investment Bank credit facility of NESMA EMCOR Saudi Arabia Ltd. which guaranteed amount is not to exceed £450,000 (approximately $625,000).

4.	The information contained in Schedules 7.11 and 7.12 is hereby incorporated herein by reference thereto.

SCHEDULE 7.11

LIENS

1.	EMCOR and various EMCOR Subsidiaries

a.

EMCOR subsidiaries have obtained bonds from surety companies. The agreements pursuant to which the bonds were issued and will be issued in the future provide that EMCOR and most EMCOR subsidiaries agree to hold such surety companies harmless in respect of such bonds and grant liens upon certain of their assets in favor of the bonding companies to secure such “hold harmless” obligations.

	b.	Miscellaneous finance leases and purchase money mortgages of EMCOR subsidiaries approximately $2.0 million.

2.	UK Companies

	a.	Letter of Charge in favor of The Bank of Scotland by EMCOR Group (IK) plc.

	c.	Bank Account Security Deed relating to Peacehaven Schools PFI Project in favor of ING Bank by EMCOR Facilities Services Limited.

SCHEDULE 7.12

INVESTMENTS, LOANS, ADVANCES AND GUARANTIES

	INVESTMENTS	AMOUNT OF INVESTMENT	PAYEE OR HOLDER

1.	State of Israel Bonds	$40,000 aggregate principal amount	Welsbach Electric Corp.

2.	Colony Holdings Ltd. (Bermuda)	60,000 shares —12% interest	Monumental Investment Corp.

3.	District Chilled Water Partnership	40% General Partnership in interest; equity approximately $20,000,000	Monumental Investment Corp.

4.	Baltimore Ravens	License (right) for 16 seats	The Poole & Kent Corporation

5.	T.P.C. of Boston	$35,000 investment in country club membership	J. C. Higgins Corp.

6.	Cash Surrender Value of split dollar insurance policy	$1,229,000	Penguin Air Condition Corp.

7.	Specialty Trade Insurance Borrower	$15,000 investment in mutual insurance company	Shambaugh & Son, LP

8.	Cash Surrender Value of split dollar life insurance policy	$709,000	Shambaugh & Son, LP

9.	EMCOR Facilities Services Ltd. (UAE)	25% Interest	EMCOR (Cayman Islands) No. 2 Ltd.

10.	F&G Mechanical Inc. (New York)	90 shares – 45% interest	F&G Mechanical Corp.

11.	C & H Services LLC*	50% Interest	Ohmstede Ltd.

*	Effective upon the acquisition of FR X Ohmstede Acquisitions Co. by EMCOR Group, Inc.

Guaranties

The information contained in Schedules 7.11 and 7.12 is hereby incorporated herein by reference thereto.